Exhibit 10.3

LEASE AGREEMENT

THIS LEASE AGREEMENT,  dated August 30, 2012 is made by and between PENNBROOK DEVELOPMENT PARTNERS 2100, L.P., a Pennsylvania limited partnership ("LANDLORD") with a business office address at 311 N. Sumneytown Pike, Suite IA, North Wales, PA  19454, and ICON CLINICAL RESEARCH, INC. ("TENANT") with a business office address at 212 Church Road, North Wales, PA 19454, and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

I.   Summary of Terms and Certain Definitions.

Proposed
(a)	"PREMISES":	Rentable square feet: 135,920	Address: 2100 Pennbrook Parkway,
	(Section 2)	Upper Gwynedd Township, Montgomery County, PA
(See Exhibit "A")

The Premises shall consist of the following:

1.
The entire building known as 1700 Pennbrook Parkway, Upper Gwynedd Township, Montgomery County, PA ("1700 Pennbrook") consisting of 40,000 rentable square feet, as more fully described in that certain lease dated February 14, 2003, as amended, by and between Tenant, as tenant, and Patriarch I, L.P., as landlord (the "1700 Pennbrook Lease");

2.
The entire building known as 2100 Pennbrook Parkway, Upper Gwynedd Township, Montgomery County, PA ("2100 Pennbrook") consisting of 59,755 rentable square feet, as more fully described in that certain lease dated January 19, 2007, as amended, by and between Tenant, as tenant, and Pennbrook Development Partners, 2100 L.P., as landlord (the "2100 Pennbrook Lease"); and

3.	36,165 rentable square feet1 of space to be constructed in the Connector Building, (as defined below in Section 2(a)).

   (b)   "BUILDING":   The combined 1700 Parkway, 2100 Parkway and the Connector Building, which is to be known as 2100 Pennbrook Parkway, Upper Gwynedd Township, Montgomery County, PA.

(c)	"TERM": Commences in accordance with Paragraph (c)(i) and ends in accordance with Paragraph (c)(ii).

1 At Landlord's or Tenant's election, the actual "rentable square feet" of the Connector Building shall be measured by standards of the Building Owners and Managers Association (BOMA) once construction is complete. The ANSI/BOMA Z65. l-2010, Method B method shall be used in measuring the actual "rentable square feet" of the Connector Building.  Once measurement is complete and reasonably approved by Landlord and Tenant, Minimum Annual Rent shall be adjusted in accordance with such measurement  on a fair and equitable basis, and confirmed by Landlord and Tenant in writing.

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(i)	"COMMENCEMENT* DATE":
The date that is twenty-two (22) days after the Basic Building, Common Areas and Tenant Improvements are Substantially Completed and all space therein is ready for occupancy and Landlord provides notice of such condition to Tenant (See Section 5). In no event, however, shall the Commencement Date occur: (i) prior to July l, 2013, unless Tenant is conducting business operations in all portions of the Premises, including the Connector Building; and (ii) until the Basic Building (as hereinafter defined), Common Areas (as hereinafter defined), Tenant Improvements (as hereinafter defined) and the Premises are Substantially Completed, as defined in Section 5(a).

(ii)	"EXPIRATION DATE":	The date that is immediately prior to the tenth anniversary of the Commencement Date,unless sooner terminated or extended pursuant to the terms of this Lease.

(d)	Minimum Rent (Section 6) & Operating Expenses (Section 7)

                   (i)         "MINIMUM ANNUAL RENT" (not including operating expenses):

Lease Year	Monthly Base Rent	Annual Base Rent

1	$215,426.94	$2,585,123.33

2	$216,632.44	$2,599,589.33

3	$217,837.94	$2,614,055.33

4	$219,043.44	$2,628,521.33

5	$220,248.94	$2,642,987.33

6	$221,454.44	$2,657,453.33

7	$222,659.94	$2,671,919.33

8	$223,865.44	$2,686,385.33

9	$225,070.94	$2,700,851.33

10	$226,276.44	$2,715,317.33

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                   (ii)         Estimated  "ANNUAL OPERATING EXPENSES":  $5.50 per rentable square foot, subject to adjustment (Section 7).

                   (iii)        "LEASE YEAR" has the meaning set forth in Section 6(a).

(e)	"PROPORTIONATE SHARE" (Section 7(a)): 100% - Ratio of rentable square feet in the Premises to rentable square feet in the Building.

(f)
"USE" (Section 4):  General office use, including cafeteria and fitness center, or uses ancillary to a general office permitted by applicable zoning codes for the use of the employees and invitees of Tenant, as well as those of any permitted  subtenant or assignee (see Section 18).

(g)	"SECURITY DEPOSIT": None.

(h)	"CONTENTS":	This Lease consists of the Index, pages 1 through_ containing Sections 1through 32 and the following, all of which are attached hereto and made a part of this Lease:
Exhibits:         "A"                 -         Plan showing Premises
"A-l(a-c)"       -         Landlord's Work (Basic Building and Common Areas)
"A-2"              -         Property Plan
"A-3"              -         Site Plan
"A-3L"            -         Tenant Loading Area
"A-3V"           -          Vacated Parking Area
"A-4"              -         TI Plans
"B"                  -         Architect's Schedule
"C"                  -         Building Rules
"D"                 -          Environmental  Questionnaire
"E"                  -          Lease Commencement  Certificate
"F"                  -          Intentionally Deleted
"G"                  -         Tenant Estoppel Certificate Form
"H"                 -          Form of Guaranty
"I"                   -          Letter of Credit

Schedules:         "2(aa)"  - Description of Existing Mortgages
                            "21(a)"  -   Improvements to be Removed

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(i)   "TENANT INSURANCE OBLIGATION":  $3,000,000.00

(j)   "OPTIONS TO RENEW":  See Section 30.

(k)  "TARGET COMMENCEMENT DATE":  The date that is nine (9) months after the date on which the Conversion occurs, subject to extension as provided in the penultimate sentence of Section 5(a) and/or in the third to last sentence of Section 2(c)(ii).

The foregoing summary of terms and certain definitions contained in this Section 1 is  incorporated into and made part of this Lease and if any conflict exists between the summary of terms and certain definitions and the other terms of this Lease, then such other terms shall control.

2.	Premises.

(aa)   Lender Approval.    Promptly after the execution of this Lease, Landlord shall use its best diligent efforts to obtain from Provident Life and Accident Insurance Company ("Lender"), the holder of mortgage liens encumbering the Property, as more fully described on Schedule 2(aa), one or more applications (collectively, the "Lender Application"), and to submit the Lender Application to Lender, together with all fees and other charges payable thereunder, not later than August 31, 2012, such Lender Application to provide Lender's approval of the following:

(i)           The acquisition by Landlord of all portions of the Property (and the contribution by Pennbrook Development Partners and Patriarch I, L.P. of those portions of the Property owned by them), including (without limitation) the Building and the Common Areas, not currently owned by Landlord;

(ii)           Landlord's acquisition and assumption of the Patriarch I, L.P.'s interest, as lessor, under the 1700 Pennbrook Lease; and

(iii)           The refinancing and restructuring of all indebtedness held by Lender on or about the Commencement Date.

Landlord shall deliver a copy of the Lender Application to Tenant simultaneously with its submission to Lender.  If the Lender Application has not been so submitted by August 31, 2012, or if the Lender Application has been timely submitted but Lender has not approved the terms and conditions of this Lease on or before September 14, 2012, then either Landlord or Tenant may terminate this Lease upon five (5) days notice to the other, and upon such termination, this Lease shall be of no further force or effect.  Landlord shall work cooperatively with Pennbrook Development Partners, owners of the property commonly known as 2300 Pennbrook ("2300 Pennbrook"), and Patriarch I, L.P. to complete the various items set forth above in this Section 2(aa).

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(a)  Connector Building. It is the intention of the parties for Landlord to construct, as part of the Basic Building work, a new building containing approximately 36,165 rentable square feet in the area between  1700 Pennbrook and 2100 Pennbrook, to serve as a connector building between the two existing buildings (the "Connector Building") and to make appropriate connections between the Connector Building and 1700 Pennbrook and 2100 Pennbrook, so that the three buildings become one combined building in terms of function, use and appearance, and to improve the interior of the Connector Building and certain portions of 1700 Pennbrook and 2100 Pennbrook and the exterior of the Property (as hereinafter defined), all as more fully set forth in this Lease.  Effective as of the Conversion (as defined below), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as shown on attached Exhibit "A" within the Building (the Building and all of the land shown on Exhibit "A-2" being called the "Property"), together with the non-exclusive right with Landlord and other occupants of the Building, if any, to use all areas and facilities provided by Landlord for the use of all tenants of the Property, including any driveways, patio areas, sidewalks and parking, loading and landscaped areas (the "Common Areas").  Tenant shall have the right to use the stairwells and elevators in the Building to access the Premises, including the right to install an electronic access system controlling the doors in the stairwell, and/or the opening of elevator doors, providing access directly into the Premises or into the floors on which Tenant is the sole occupant.   Landlord shall not give any third party the right to use, lease or occupy any portion of the Property, unless and until Tenant has elected not to lease all of the rentable square feet within the Building.

(b)  Parking. There shall be available for Tenant's use not less than 734 parking spaces located in the parking area associated with the Building as shown on Exhibit "A-3" (the "Parking Area") during the Term, subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area as promulgated in the reasonable discretion of the Landlord.  During any time that Tenant is not the sole tenant of the Building, Tenant shall have the right to use a pro rata share of such parking spaces on a "first come, first served" basis based on the rentable square feet of the Premises as compared to the entire Building.   So long as the entire Building is leased to Tenant, Tenant shall have the right to designate "visitor" and "reserved" parking spaces near the entrance to the Building in such numbers as Tenant may elect. In addition, so long as Tenant leases at least 95,920 rentable square feet, Tenant shall have the right to twenty (20) reserved parking spaces at a location near the main entrance to the portion of the Premises then leased by Tenant, the exact location of such spaces to be determined by Tenant and Landlord.  Tenant shall be responsible for the cost of constructing the loading dock area identified as "Tenant Loading Area" on Exhibit "A-3L", which cost may be deducted from the Tenant Improvements Allowance.

(c)  Construction.

(i)  Landlord, at Landlord's sole cost, shall construct the building and site improvements specified in Exhibit "A-1" and shown on Exhibit "A-3" (the "Basic Building"), subject to such modifications as shall be required by Upper Gwynedd Township and which Landlord and Tenant shall work cooperatively and in good faith to approve in their reasonable discretion. Landlord shall use new components in the Connector Building and in other modifications of the Basic Building. Landlord shall complete the Basic Building substantially in accordance with the Basic Building specifications set forth in Exhibit "A-1" and as shown on Exhibit "A-3". The scope of the Basic Building work in the lobby area in the Connector Building shall be as shown and noted on Exhibit"A-1". The Basic Building shall be designed and constructed in accordance with applicable federal, state and local codes including, without limitation, the Americans With Disabilities Act (the "ADA") and applicable state and local codes pertaining to required life safety systems. Tenant shall have no obligation to perform any of the Basic Building work.

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(ii)  Tenant has caused to be prepared preliminary plans and specifications for the finish of the interior of the Building (the "Tenant Improvements"), which preliminary plans and specifications are attached hereto as Exhibit "A-4" (the "Preliminary TI Plans").  Not later than fifteen (15) days after the date of the Conversion Notice (as hereinafter defined), Tenant shall cause the project architect to submit final Tenant Improvements plans (including lobby finishes) (the "Final TI Plans") to Landlord that are consistent with the Preliminary TI Plans.  Upon submission, Landlord shall review the Final TI Plans and provide notice to Tenant of its approval or rejection of same within five (5) days after submission, subject to any required review by Lender, which approval Landlord shall use its best diligent efforts to receive in a timely manner. Landlord shall not unreasonably withhold or delay its approval of such Final TI Plans and shall only reject such Final TI Plans if such Final TI Plans (l) are incomplete, (II) are not in compliance with all applicable building code requirements, (ill) are incompatible with Building floor load limits, (IV) cause the Building mechanical  or electrical systems to be insufficient to provide adequate service to the Premises, or (V) include improvements which are not considered normal office fit-out that Landlord requires to be removed upon the termination of the Term in a manner consistent with the requirements of Schedule 2l(a).  IfLandlord (or Lender) shall reject such  Final TI Plans,  Landord shall include in such notice detailed reasons for such rejection together with requested modifications.   Inthe case of any rejection, Landlord shall work with Tenant diligently and in good faith to correct any matter which causes Landlord's rejection.  IfLandlord fails to respond to the initially submitted, or any re-submitted, Final TI Plans within such five (5) day period after submission to Landlord, subject to any required review by Lender, then Landlord's approval thereto shall be deemed granted.  Tenant shall have the Final TI Plans revised and resubmitted to Landlord within five (5) days of receipt of any notice of rejection from Landlord, and the process set forth above shall be employed, until all of Landlord's objections to the Final TI Plans have been satisfied.  Once approved by Landlord, the Final TI Plans shall be deemed the "TI Plans" and to be attached to this Lease in substitution for Exhibit "A-4".  The date of Landlord's approval or deemed approval of the Final TI Plans shall be referred to herein as the "Tl Plans Approval Date".

(iii)  If the TI Plans Approval Date has not occurred by the date (the "TI Plans Approval Deadline") which is thirty (30) days after the later of the Conversion or the date of the Conversion Notice, other than as a result of delay caused by either Landlord's failure to comply with its obligations under Section 2(c)(iii), or by the Lender's review and approval process, then Landlord may notify Tenant of such failure, in which event: (A) the Target Commencement Date shall be extended by one day for each such day of delay after the TI Plans Approval Deadline and prior to the TI Plans Approval Date (the "Delay Period"); (B) the Early Entry Period shall be decreased by one day for each day of the Delay Period, and (C) if Landlord Substantially Completes the Basic Building and Common Areas, but is unable to Substantially Complete the Tenant Improvements as the result of a delay in the TI Plans Approval Date not resulting from delay caused by Landlord or by the Lender's review and approval process, so long as Landlord has proceeded diligently and in good faith to Substantially Complete the Tenant Improvements, then Tenant's obligation to pay Minimum Annual Rent and Annual Operating Expenses shall commence (notwithstanding that the Commencement Date has not yet occurred) on the date which is the one hundred twelfth (I 12th) day after construction of the Connector Building has reached the Shell Completion Stage (as hereinafter defined), but in no event prior to July I, 2013. Ifsubsequent to such commencement the Commencement Date does not occur within a period of time equal to the number of days in the Delay Period, then Tenant's rental obligations for the Connector Building under this Lease shall abate thereafter until the Commencement Date occurs.

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(iv)  Tenant shall assign all of its rights in the TI Plans prepared for the Tenant Improvements to Landlord, including, without limitation, design and engineering warranties. Landlord shall, at Tenant's cost, but subject to the Tenant Improvements Allowance, complete the Tenant Improvements pursuant to the TI Plans. Tenant shall not be responsible for the construction of the Tenant's Improvements.  Tenant shall have the right to institute changes to the TI Plans, at any time prior to the Construction Contract Bid Date (as defined below), in which event the revised TI Plans shall be substituted for Exhibit "A-4" and constitute the TI Plans.  If Tenant requests any change to the TI Plans after the Construction Contract Bid Date, Landlord shall advise Tenant of the cost thereof and whether in Landlord's good faith opinion any delay will result therefrom, and may reject such change on account of any delay, unless Tenant agrees to reasonable modifications to the timing provisions in this Lease on account of such delay.  If Tenant chooses to proceed with such change, Tenant will be solely responsible for the cost thereof.

(d)  Engineering, Space Design and Layout. In addition to the Tenant Improvement Allowance, Landlord shall provide to Tenant for Tenant's engineering, space design and layout costs an amount not to exceed $18,082.50 (the "Space Plan Allowance").  The Space Plan Allowance shall be paid to Tenant within thirty (30) days after the later of (i) the complete execution of this Lease and (ii) delivery of invoices therefor, which such payment shall not be unreasonably withheld or delayed.

(e)  Tenant Improvements Allowance. Over and above Landlord's cost of constructing the Basic Building and the Common Areas in accordance with Exhibit "A-1" and Exhibit "A-3'', Landlord shall pay for the Tenant lmprovements, including hard costs and soft costs and moving, set up and related expenses related to Tenant's occupancy and vacation of various portions of the Premises at different times, and including architectural, engineering and construction drawings, and cabling and wiring, and any termination fees (but not more than $500,000.00 thereof) payable by Tenant in connection with Tenant's lease for 212 Church Road, North Wales, PA (the "Church Road Lease") in the amount of$2,993,953 (the "Tenant Improvements Allowance"). Once the Tenant lmprovements Allowance has been fully paid and exhausted in accordance with this Lease, Tenant agrees to pay to Landlord, within thirty (30) days after receipt of a bill (with supporting AIA documentation, approved by Landlord and the project architect), all actual Excess Costs (as defined below), as the same may be increased by any change order approved by Tenant, in excess of the Tenant's lmprovements Allowance, incurred by Landlord in connection with the Tenant lmprovements.

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(f)  Competitive Bids for Tenant lmprovements.  Within five (5) days after completion and approval of the TI Plans, the project architect will prepare a contractor bid package for approval  by Landlord and Tenant, such bid package to have a clear delineation between the Basic Building work and the Tenant lmprovements work in accordance with Exhibit A-1 and the TI Plans.  Such approved bid package shall be submitted promptly by Landlord to Penntex, The Norwood Company and Shields Construction Company for the Tenant lmprovements work, the date of such submission being the "Construction Contract Bid Date". Landlord shall receive sealed (but not in accordance with "public" works bid requirements) competitive bids for the Tenant lmprovements from Penntex, The Norwood Company and Shields Construction Company. In order for a contractor to be eligible to receive a bid request, such contractor must be "bondable". Landlord shall require each selected contractor to provide a completion bond, the cost of the bond shall be a cost of the work. Landlord shall not mark up or charge a supervisory fee for supervising the construction of the Tenant Improvements. Landlord shall select the general contractor to complete the Tenant lmprovements which need not be the contractor that submitted the lowest bid; provided, however, that the contract price of the selected contractor for the Tenant lmprovements Work shall not be more than the amount of the lowest bid submitted.  Landlord  may request any contractor that submitted a bid to revise its bid to conform to the bid package requirements.  Landlord will contract with the general contractor selected through the foregoing bidding process on or before the date which is thirty (30) days after the general contractor is selected.  Any such contract shall include, at a minimum, a one (1) year warranty as to workmanship and materials from the contractor.  Landlord shall obtain customary warranties from all manufacturers of any components used in the Basic Building or in the Tenant lmprovements. Landlord shall provide to Tenant a true and complete copy of the contract for the Tenant lmprovements, including the contract price, together with a statement that shall indicate the amount, if any, by which the total cost of the Tenant lmprovements work exceeds the Tenant lmprovements Allowance (the "Excess Costs").    Any changes in the Tenant lmprovements work or in the cost of such work shall only be by written change order approved and executed by  Tenant.

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(g)  Tenant Options.

(i)  Tenant shall have the right, prior to the date on which Landlord commences construction of the Basic Building (the "Construction Commencement Date"), to cause Landlord to include and install a security system in the Building pursuant to Tenant's specifications which shall be installed at Tenant's sole cost and expense. Such security system may, at Tenant's option, be removed from the Building at the expiration of the Term, and Tenant shall repair any damage to the Building caused by such removal, provided no wiring shall be removed from walls.

(ii)  Tenant shall have the right, within one (1) month after the Construction Commencement Date, to cause Landlord to include and install semi-recessed pendant style sprinkler heads in lieu of upright heads at locations selected by Tenant in accordance with Tenant's plan in the Premises at Tenant's sole expenses, at a cost to Tenant of$155.00 per head. Any additional semi recessed pendant style sprinkler heads requested by Tenant shall be at a cost of$150.00/head.

(iii)  Tenant shall have the right, prior to the Construction Commencement Date, to cause Landlord to include and install phone/data outlets in the floor slab pursuant to Tenant's specifications and at Tenant's sole expense, at a cost of$350.00/location.

(iv)  Landlord shall include and install in the Building, at Tenant's sole cost and expense, the following changes to the Connector Building:

(A)  Add butt glazed railing system, at a cost of $55,000.00;

(B)  Add 2 sets of exterior glass doors, at a cost of $7,195.00.

(v)  Landlord shall include in the Connector Building the following additions to serve the fitness center, at Tenant's sole cost and expense:

(A)  Locker room exhaust system, at a cost of $7,738.00; and

(B)  25 ton rooftop HVAC unit to service the fitness center, at a cost of $37,500.00.

(vi)  Landlord shall include in the Connector Building the following additions to serve the kitchen, at Tenant's sole cost and expense:

(A)  Add a dishwasher exhaust system, including all duct work, at a cost of $15,456.00;

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(B)  Add a grease exhaust system, including all duct work, at a cost of $16, 920.00;

(C)  Add a natural gas service system, at a cost of $2,625.00 (excluding PECO charges);

(D) Add a grease interceptor, to be installed prior to pouring the floor, at a cost of $4,935.00;  and

(E)  Add a make-up air exchange and ductwork in the kitchen, at a cost of $25,410.00.

All of the costs noted above in this Section 2(g)(i) through (vi) shall be at Tenant's cost and be subject to application of the Tenant Improvements Allowance.  The work described in Section 2(g)(i) shall be part of the Tenant Improvements work (without the need for a separate change order).  The work described in Section 2(g)(ii), (iii), (iv), (v) and (vi) shall be part of the Basic Building work, notwithstanding that the cost thereof shall be as noted above.  Tenant's rights under this Section 2(g) shall be exercised in a writing delivered to Landlord.  The work described in Sections 2(g)(iv), (v) and (vi) shall be performed by Landlord notwithstanding that such work may be noted on the plans for the Basic Building or the TI Plans as "add alternates."

(h)  Existing Leases. Until the Conversion, the 1700 Pembrook Lease and the 2100  Pembrook Lease shall remain in full force and effect, amended only as provided below. Upon Landlord Successfully Obtaining (as hereinafter defined) all Permits and Approvals (as hereinafter defined) (the "Conversion"), the 1700 Pembrook Lease and the 2100 Pembrook Lease shall automatically end and terminate without the need for any further action by the parties and this Lease shall thereafter solely apply to and control the relationship between Tenant and Landlord with respect to 1700 Pembrook and 2100 Pembrook, as well as the Connector Building. Ifthe Conversion will not occur until after October 31, 2012, Landlord shall promptly notify Tenant thereof, and, further, Landlord shall give Tenant prompt notice (the "Conversion Notice") of the date the Conversion actually occurs. Notwithstanding anything to the contrary set forth in the 1700 Pembrook Lease or in the 2100 Pembrook Lease, Tenant shall not have any duty or obligation to remove any alterations or improvements or restore any part of the space leased under either such lease upon the termination described above. In addition, Landlord acknowledges that no defaults by Tenant have occurred and are continuing, and no events have occurred that with the passing of time or the giving of notice or both would constitute a default by Tenant under either the 1700 Pembrook Lease or the 2100 Pembrook Lease. Effective automatically upon the occurrence of the Conversion, the 1700 Pembrook Lease and the 2100 Pembrook Lease shall be deemed amended, to provide that, notwithstanding anything to the contrary set forth therein, for the period from the date hereof until the Conversion (the "Pre-Conversion Period"), the Minimum Annual Rent due thereunder shall, retroactively reduced, so as to be: (i) in the case of the 1700 Pennbrook Lease, $718,000, and (ii) in the case of the 2100 Pembrook Lease $1,072,602, which amounts are based on a $17.95 per rentable square foot basis (the "Revised 1700/2100 MAR").  Within thirty (30) days after the Conversion, Landlord shall reimburse Tenant for the excess amount of such Minimum Annual Rent paid by Tenant over the Revised 1700/2100 MAR for the Pre-Conversion Period.  After the Conversion, the Revised  1700/2100 MAR shall be due and payable as provided in the 1700 Pennbrook Lease and the 2100 Pennbrook Lease, as applicable, and shall be calculated on a pro-rated basis for any initial partial month based on the number of days remaining in the month in which the Conversion occurs.  From and after the Conversion, and continuing until the Commencement Date, the Revised 1700/2100 MAR shall be the Minimum Annual Rent due under this Lease.

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(i)  Permits and Approvals. Landlord shall, using its good faith and best efforts, at its sole cost and expense, apply for and diligently pursue the issuance of all permits and approvals  required by all local, state, federal and other governmental authorities, as well as applicable utility service providers, for the construction and use on the Property of the Basic Building and the Tenant Improvements,  other than the installation of Tenant's telecommunications  equipment and cabling (the "Permits and Approvals").  To that end, and without limiting Landlord's  obligations, Landlord shall use its good faith and best efforts to submit to Upper Gwynedd Township (the "Township"), in accordance with the Township's subdivision and land development ordinance and other applicable ordinances, a completed application for a preliminary/final  land development plan, in substantially the form of the plan attached as Exhibit "A-3", by such date as shall be required for such plan to be placed on the agenda for the first meeting in August, 2012 of the Township Planning Commission.  "Successfully Obtained'', as that term is used herein, means the grant by the appropriate governmental body or utility service provider of the stated permits and approvals, without conditions or qualifications unacceptable to Landlord or Tenant, acting reasonably and in good faith, and the expiration of any period provided by law for challenging or appealing such permits and approvals, during which time no challenge or appeal shall have been taken, or if taken, the final and unappealable termination or resolution thereof in a manner favorable to Landlord and Tenant.  In the event that Landlord has not Successfully Obtained the Permits and Approvals on or before December 31, 2012 (the "Approval Date"), then Tenant and Landlord shall each have the right to terminate this Lease upon five (5) days prior notice given to the other at any time prior to the date on which Landlord has Successfully Obtained the Permits and Approvals, and in the case of Tenant, Landlord has provided notice thereof to Tenant, unless prior thereto the Conversion has otherwise occurred. Upon any such termination, there shall be no further liability hereunder between the parties, except for liabilities which specifically survive the termination of this Lease or for liabilities arising prior to the date of such termination, it being expressly understood that the rights and obligations of the parties under the 1700 Pennbrook Lease and the 2100 Pennbrook Lease shall continue in full force and effect.

(j)  Commencement and Completion of Construction. Landlord shall commence construction of the Basic Building on or before the date that is ten (10) days after Landlord has Successfully Obtained all Permits and Approvals (the "Construction Start Date"), and shall Substantially Complete the Basic Building, Tenant Improvements and Common Areas within two hundred seventy (270) days thereafter.

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(k)  Vacation of Certain Parking Areas and 1700 Pennbrook. Tenant agrees that within seven (7) days after receipt of notice from Landlord that Landlord is prepared to commence construction of the Connector Building and that Landlord requires that those parking areas shown on Exhibit A-3V be vacated for staging areas and otherwise to perform Landlord's work to complete the Basic Building, and provided that Conversion has occurred, Tenant shall vacate such parking areas.  Tenant agrees that within thirty (30) days after receipt of notice from Landlord that Landlord is prepared to commence construction of the Basic Building relating to the Connector Building and that  Landlord requires that 1700 Pennbrook be vacated in order to complete the Basic Building work and Tenant Improvements work in such space, and provided that Landlord has Successfully Obtained all Permits and Approvals, Tenant shall vacate 1700 Pennbrook (including the removal of all personnel and desktop computers, and all personal property shall be removed from the surfaces of the desks) until such time as such work has progressed to the point that the Connector Building is closed-in and weather-tight  (the "Shell Completion Stage"), including without limitation, the installation of the roof, doors, windows and exterior walls (the "Vacated Period").  Upon the end of the Vacated Period, Landlord shall return possession of 1700 Pennbrook to Tenant in a professionally cleaned condition, free and clear of all construction debris, trash, materials and equipment with all access ways, elevators and  building systems properly functioning to permit Tenant's full access to and use and occupancy of 1700 Pennbrook and with appropriate temporary walls in place to separate and protect 1700 Pennbrook from any on-going Basic Building work or Tenant Improvements work being conducted in the Connector Building.  During the Vacated Period, Tenant shall be permitted to leave in place in 1700 Pennbrook Tenant's fixtures, furniture and equipment, and Landlord shall take such precautions as shall be necessary to protect Tenant's fixtures, furniture and equipment from damage during the course of Landlord's Work.  Tenant shall continue to pay Minimum Annual Rent and applicable additional rent for 1700 Pennbrook during the Vacated Period, but such additional rent shall be no greater on a monthly basis (other than on account of cost increases beyond Landlord's reasonable control or resulting from additional services requested by Tenant) than the average monthly additional rent paid by Tenant during the twelve-month period prior to the Vacated Period, and the 1700 Pennbrook Lease shall be deemed to be modified accordingly.

(l)  2100 Pennbrook. Landlord agrees as part of the Basic Building work and the Tenant Improvements work to use best construction practices to minimize any negative effect on air quality in the Premises from dust or similar air-borne particles.  Prior to undertaking any of the Basic Building work or the Tenant Improvements work necessary to connect the Connector Building to 2100 Pennbrook  (the "2100 Connection Work") or to install the Loading Area, Landlord shall provide twenty (20) days' prior notice to Tenant, which notice shall not be given prior to the status of the Basic Building work having achieved the Shell Completion Stage.  The 2100 Connection Work and the work relating to the Loading Area and any Tenant Improvements work within 2100 Pennbrook shall be undertaken by Landlord in such a manner as to reasonably minimize interference with or disruption of Tenant's use and enjoyment of2100 Pennbrook  and pursuant to a staging and construction plan to be mutually and reasonably determined by Landlord and Tenant. Landlord shall promptly (on a daily basis) remove all trash and construction material from 2100 Pennbrook in connection with such work.

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(m)  Landlord's Representations.  Landlord represents and warrants to Tenant that: (i) as of the Conversion, Landlord will be the fee owner of the entire Property; (ii) as of the Conversion, the lessor's interest under the 1700 Pennbrook Lease will have been assigned to Landlord by Patriarch I, L.P. and assumed by Landlord; (iii) as of the Conversion, the Property shall consist of one or more separate and distinct Condominium units, consisting of the area shown on Exhibit "A-2"; (iv) Landlord has access to the capital necessary to pay for the entire Basic Building and Common Area work and the Tenant Improvements work, including without limitation, to fund the Tenant Improvements Allowance; and (v) as of the Conversion, Borrower has received the Lender Application and all modifications to the loans required as of the Conversion Date under the terms of the Lender Application have been completed and all consents or approvals of Lender to the execution and performance of this Lease by Landlord have been obtained.

3.  Communications, Equipment and Technology, Emergency Generator and UPS System. Landlord shall permit Tenant to install, at Tenant's cost, but not subject to additional rent, certain communications equipment including rooftop communications equipment (i.e. a satellite dish) for Tenant's use only and not for Tenant to sell or distribute. Tenant's installation of communications equipment and technology or backup power system including, without limitation, its own UPS System shall be subject to Tenant's submission of plans and specifications to Landlord for Landlord's approval, which approval shall not be unreasonably withheld or delayed. In addition, Tenant shall pay the reasonable cost of Landlord's engineering review of any plans submitted by Tenant to Landlord for approval of communications equipment, technology equipment, emergency generators, power backup systems including, without limitation, UPS Systems, as needed, and Landlord shall have the right to require Tenant to remove such communication equipment and technology or backup power system upon termination ofthis Lease; provide, notice of such requirement is given to Tenant by Landlord at the time of Landlord's approval of the installation plans relating thereto.

4.  Use; Compliance.

(a)  Permitted Use. Tenant shall occupy and use the Premises for and only for the Use specified in Section l(f) above and in such a manner as is lawful, reputable and will not create any nuisance or otherwise interfere with any other Building tenant's normal operations or the prudent management (when used in this Lease, the term "prudent management" shall mean management in accordance with commercially reasonable standards for Class A suburban office facilities) of the Building.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall be responsible for obtaining any and all health and sanitation permits or approvals for its  food service operations within the Premises ("Food Service Permits").  Subject to the terms and conditions ofthis Lease, all Common Areas shall be subject to Landlord's exclusive management at all times. Except as otherwise provided in this Lease, Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises or for any use that would interfere with any other Building tenant's use of any portion of the Property outside of the Premises.

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(b)  Compliance. Landlord represents that the Basic Building and Common Areas will be constructed in strict compliance with all applicable laws (including Title III of the ADA), ordinances, notices, orders: rules, regulations and requirements (as the same may be amended, the "Laws and Requirements") applicable to the Basic Building or to the Common Areas, other than the design of the Premises' interior (except for the lobby area, entrances, stairs, landings, elevators and restrooms within the Premises interior), which shall be Tenant's responsibility. From and after the Commencement Date, Tenant shall comply promptly, at its sole expense, (including making any alterations or improvements), with (i) all Laws and Requirements regulating the Property during the Term which impose any duty upon Landlord or Tenant with respect to Tenant's specific use, occupancy or alteration of, or Tenant's installations in, the Premises, as well as (ii) the building rules attached as Exhibit "C", as reasonably amended by Landlord from time to time (the "Building Rules"); provided, however, that Tenant shall not be required to comply with the Laws and Requirements with respect to any part of the Property, unless the need for such compliance arises out of Tenant's specific use, occupancy or alteration of the Premises, or by any negligent act or omission of Tenant or any employees, agents, contractors, licensees or invitees ("Agents") of Tenant. With respect to Tenant's obligations as to the Property, other than the Premises, if any, at Landlord's option and at Tenant's expense, if Tenant shall fail to comply with any applicable Laws and Requirements with reasonable promptness and diligence after notice from Landlord, Landlord may comply with any repair, replacement or other construction requirements of the Laws and Requirements and Tenant shall pay to Landlord all costs thereof as additional rent.  Inno event shall Tenant be responsible for compliance with Laws and Requirements respecting Building restrooms, means of ingress and egress and elevators, which shall be Landlord's sole responsibility; provided, that Landlord's cost of compliance with any Laws and Requirements enacted after the Commencement Date shall, to the extent it necessitates any capital improvement, be amortized over the useful life of the improvement (not to exceed 10 years), and the annual allocable amount with respect thereto shall be included within Annual Operating Expenses for each calendar year in question.

(c)  Environmental. Tenant shall comply, at its sole expense, with all Laws and Requirements as set forth above, all manufacturers' instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter by Tenant or its Agents (the "Restricted Activities"). Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any chemical and all notices, filings, permits and any other written communications from or to Tenant and any entity regulating any Restricted Activities.

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(d)  Environmental Questionnaire and Notice. Tenant shall complete the environmental questionnaire and notice in the forms collectively attached hereto as Exhibit "D". Tenant acknowledges that the Premises are located within a "Super Fund" site.

(e)  Notice. Ifat anytime during or afterthe Term, Tenant becomes  aware of any inquiry, investigation or proceeding regarding the Restricted Activities or becomes aware of any claims, actions or investigations regarding the ADA which are related to the Property, Tenant shall give Landlord written notice within 5 days after first learning thereof, providing all available information and copies of any notices.

5.  Term.

(a)  Commencement Date.  The Commencement Date shall occur on the date that is twenty two (22) days after Landlord's Substantial Completion (as hereinafter defined) of the Basic Building, Common Areas, Tenant lmprovements and other work as required in this Lease.  The twenty-one (21) day period immediately prior to the Commencement Date for Tenant's early entry as provided below is called the "Early Entry Period". In no event shall the Commencement Date be before July 1, 2013, without the prior consent of Tenant.  The Building, Common Areas and Tenant Improvements shall be "Substantially Completed" when (i) construction is completed in accordance with the construction plans and specifications attached hereto or as referenced herein, including in Exhibits "A-1", "A-3" and "A-4", except for punch list items which will not materially interfere with Tenant's ability to operate in the Premises for all of their intended purposes (subject to Tenant having obtained the Food Service Permits) and which will be completed by Landlord to the extent reasonably possible within thirty (30) days (but construction shall not be considered Substantially Completed if there are any material deviations from the plans and specifications attached hereto or referenced herein, including in Exhibits "A-1", "A-3" and "A-4'', which would prevent Tenant from occupying and utilizing the Premises for all of the purposes for which they are being leased); (ii) all utility systems (including telephone trunk lines) are in place and fully operational; (iii) certificates of occupancy from the Pennsylvania Department of Labor and Industry and Upper Gwynedd Township shall have been delivered to Tenant, which may be of a temporary nature, so long as Tenant is not prevented from occupying and utilizing the Premises for all of the purposes for which they are being leased and Landlord thereafter undertakes and promptly completes all work necessary to obtain a permanent certificate of occupancy, unless the temporary certificate of occupancy is due to any failure by Tenant to obtain any required Food Service Permit; and (iv) a Pennsylvania licensed architect delivers a certificate to Tenant confirming the matters set forth in clauses (i)-(iii) of this sentence, which certificate must also confirm that the Connector Building contains no less than 35,665 and no more than 36,565 rentable square feet of space.  Without limiting or extending the time periods  set forth elsewhere in this Lease, Landlord shall be responsible to Successfully Obtain all Permits and Approvals for the Tenant lmprovements.  In the event that Tenant elects to change any of the TI Plans after the Construction Contract Bid Date by a change order made pursuant to Section 2(e) above or in the event the project architect designing the Base Building and the Tenant Improvements fails to meet its deliverables schedule for the Base Building attached hereto as Exhibit "B", other than as a result of delay caused by Landlord, its agents, employees or contractors, and such change or failure by the architect results in any actual delay in construction of the Base Building and/or the Tenant Improvements, then:  (i) the Target Commencement Date shall be extended by one day for each such day of delay; and (ii) the Early Entry Period shall be decreased by one day for each such day of delay.  Landlord shall give Tenant notice of any such potential delay on the account of any failure by the project architect within three (3) business days of Landlord becoming aware of such potential delay.

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(b)  Expiration Date. The Term of this Lease shall commence on the Commencement Date and shall end at 11:59 p.m. on the Expiration Date, without the necessity for notice from either party, unless sooner terminated or extended in accordance with the terms hereof.  Landlord and Tenant shall confirm the Commencement Date and Expiration Date by executing a lease commencement certificate in the form attached as Exhibit "E".

(c)  Entry. Landlord shall provide notice to Tenant that the Building, Common Areas and Premises are Substantially Completed promptly following the achievement of such condition. Tenant shall have the right to enter into and use all part of the Building, Common Areas and Premises, without the payment of any rent or other charge to Landlord with respect to the Connector Building, during the Early Entry Period to install Tenant's telephone and other communication systems and devices, computer systems, trade fixtures, furniture and equipment. Tenant agrees that during the Early Entry Period Tenant shall not conduct its general business operations in the Connector Building only.  Prior to such early entry Tenant shall provide to Landlord the evidence of the insurance coverage required to be maintained by Tenant under Section 7(f)(ii) below.

6.  Minimum Annual Rent. Tenant agrees to pay to Landlord the Minimum Annual Rent in equal monthly installments in the amount set forth in Section l(d) (as increased at the beginning of each Lease Year as set forth in Section 1(d)), in advance; on the first day of each calendar month during the Term, without notice, demand or setoff, unless otherwise herein expressly provided, at Landlord's address designated at the beginning of this Lease unless Landlord designates otherwise; provided, that if the Commencement Date falls on a day other than the first day of a calendar month the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid promptly after the Commencement Date. As used in this lease, the term "Lease Year" means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12 month period thereafter during the Term; provided, that the last Lease Year shall end on the Expiration Date, subject to extension of the Term in accordance herewith.

7.  Operation of Propertv; Payment of Annual Operating Expenses.

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(a)  Payment of Operating Expenses. Tenant shall pay to Landlord the Annual Operating Expenses in equal monthly installments at the amount set forth in Section l(d) (prorated for any partial month), from the Commencement Date and continuing throughout the Term on the first  day of each calendar month during the Term, as additional rent, without notice, demand or setoff. Landlord shall apply such payments to the operating expenses owed to Landlord by Tenant pursuant to this Section 7. The amount of the Annual Operating Expenses set forth in Section l(d) represents Tenant's Proportionate Share of the estimated operating expenses during the first Lease Year on an annualized basis; from time to time Landlord may reasonably adjust such estimated amount ifthe estimated Annual Operating Expenses increase. With respect to any calendar year in which the Building is not occupied to the extent of ninety-five percent (95%) of the rentable area of the Building, the Annual Operating Expenses for such calendar year shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the rentable area thereof. By April  30th of each year (and as soon as practical after the expiration or termination of this Lease or at any time in the event of a sale of the Property), Landlord shall provide Tenant with a statement of the actual amount of such expenses for the preceding calendar year or part thereof. Landlord or Tenant shall pay to the other the amount of any deficiency or overpayment then due from one to the other or, at Landlord's option for any year other than the last year, Landlord may credit Tenant's account for any overpayment. Tenant's obligation to pay the Annual Operating Expenses pursuant to this Section 7 shall survive the expiration or termination of this Lease.

(b)  Operating Expenses.  As used herein, "ANNUAL OPERATING EXPENSES" means all of Landlord's reasonable costs incurred in the prudent management  and operation of the Property; provided, that Annual Operating Expenses shall not include any of the following items:

(i) Leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Property, and similar costs incurred in connection with disputes with and/or enforcement of any lease with tenants, other occupants, or prospective tenants or other occupants of the Property;

(ii) "Tenant allowances", "tenant concessions", work letter payments, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants  or other occupants of the Property, or vacant, leasable space in the Property, including space planning/interior design fees for same;

(iii) Depreciation and other "non-cash" expense items;

(iv) Except as specifically authorized in this Lease, costs of a capital nature, including, but not limited to, capital additions, and capital improvements, all in accordance with generally accepted accounting principles, consistently applied;

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(v) Services, items and benefits for which Tenant or any other tenant or occupant of the Property specifically reimburses Landlord or for which Tenant or any other tenant or occupant of the Property pays third persons or services, items or benefits which are not generally made available to Tenant as an occupant of the Building or the Property;

(vi) Costs or expenses (including  fines, penalties and legal fees) incurred due to the violation by Landlord of any terms and conditions of this Lease or of the leases of other tenants in the Property, that would not have incurred but for such violation by Landlord;

(vii) Penalties for late payment of any Annual Operating Expenses by Landlord, including, without limitation, with respect to taxes, equipment leases, etc.;

(viii) Payments in respect of overhead and/or profit to any subsidiary or affiliate of Landlord, as a result of a non-competitive selection process for services (other than a management fee in the amount specified in Section 7(g)(iii)) on or to the Property, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies or materials exceed the costs that would have been paid if the services, goods, supplies or materials had been provided by parties unaffiliated with Landlord, of similar skill, competence and experience, on a competitive basis;

(ix) Payments of principal, finance charges or interest on debt or amortization on any deed of trust or other debt encumbering the Property, and rental payments (or increases in same) under any ground or underlying lease or leases encumbering the Property (except to the extent the same may be made to pay or reimburse property taxes);

(x) Except for a management fee no more than an amount equal to three percent (3%) of the gross rents collected for the applicable Lease Year, costs of Landlord's general overhead and general administrative expenses (individual, partnership or corporate, as the case may be) and wages, salaries and other compensation and benefits (as well as adjustments thereto) for all employees and personnel of Landlord above the level of manager for the Property, which costs would not be chargeable to Annual Operating Expenses in accordance with generally accepted accounting principles, consistently applied;

(xi) Rentals and other related expenses, if any, incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Property and equipment which is leased on a temporary basis in emergency situations;

(xii) Advertising and promotional expenses;

(xiii) Costs or expenses for the acquisition of sculpture, paintings or other works of art, but not the reasonable expenses of maintaining, repairing and insuring same;

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(xiv)  Costs for which Landlord is compensated through or reimbursed by insurance;

(xv)  Contributions to operating expense reserves (including tax reserves);

(xvi)  Contributions to political or charitable organizations;

(xvii) Costs incurred in removing the property of former tenants and/or other occupants of the Property;

(xviii) The costs of any "tax fees" or one-time lump sum sewer, water or other utility reservation, connection or tapping fees for initial construction and occupancy of the Property. Annual Operating Expenses shall include any other lump sum assessment for sewer, water or other utility during the Term; provided, that if such assessment is payable in installments, only those installments payable during any calendar year shall be included in Annual Operating Expenses for such calendar year;

(xix) Costs  or  fees  relating  to  the  defense  of  Landlord's  title  to  or  interest  in  the Property, or any part thereof;

(xx) Any other expense which, under generally accepted accounting principles, consistently applied, would not be considered to be a commercially reasonable maintenance or operating expense of the Property;

(xxi) Any income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any ad valorem real estate tax or an increase in any ad valorem real estate tax;

(xxii)  Any ground rents; or

(xxiii) Any repairs to the Property resulting from the faulty design or construction respecting (A) the Building (including, without limitation, the Basic Building and/or the Tenant Improvements) and the Building systems and arising during the first Lease Year or (B) the Common Areas and arising during the first Lease Year, as well as any repairs to or replacements of equipment or component (such as byway of example only, the roof) during the period (and to the extent) of the warranty for such equipment provided by the manufacturer and/or installer thereof   Landlord shall diligently pursue all its rights under any and all applicable warranties/guaranties  obtained by Landlord respecting the Property before incurring any Annual Operating Expense respecting the repair or replacement of any Property component.

(c)  Savings. If it shall not be lawful for Tenant to reimburse Landlord for any of the Annual Operating Expenses, the Minimum Annual Rent shall be increased by the amount of the portion of such Annual Operating Expenses payable by Tenant, unless prohibited by law.

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(d)  Audit. Tenant and its duly authorized representatives shall have the right, once annually, at Tenant's expense except as hereafter provided, to audit and inspect at Landlord's office Landlord's books and records relating to Annual Operating Expenses after thirty (30) days prior written notice to Landlord in advance of the proposed audit ("Audit"); provided, that the Audit  for any calendar year or part thereof shall be conducted within twelve months after delivery of Landlord's annual reconciliation statement to Tenant for such calendar year or part thereof. If Tenant's Audit shall disclose that Tenant's aggregate monthly payments on account of Annual Operating Expenses are greater than the actual amount of Tenant's Proportionate Share of Annual Operating Expenses, and Landlord does not contest the results of such Audit, Tenant shall be entitled to a payment or a credit against future Minimum Annual Rent owing in an amount equal to the amount so overcharged to Tenant. IfTenant's audit reveals that Landlord overstated the Annual Operating Expenses by more than ten percent (10%), Landlord shall also pay the reasonable cost of Tenant's Audit.  Amounts so owing by Landlord and not paid or credited to Tenant within thirty days shall accrue interest thereafter until paid in full.

(e)  Appeal. Tenant shall have the right to initiate and prosecute an appeal of the real estate tax assessment of the Property and in connection therewith Landlord agrees to fully cooperate with Tenant, including authorizing Tenant in writing, to file in Landlord's name all applications, pleadings, motions and related documents or instruments, as reasonably determined by Tenant to be necessary.

(f)  Insurance.

(i)  Property. Landlord shall keep in effect as part of Annual Operating Expenses, insurance against loss or damage to the Building or the Property by fire and such other casualties as may be included within fire, extended coverage and special form insurance covering the full replacement cost of the Building with inflation endorsements (but excluding coverage of Tenant's personal property in, and any alterations by Tenant to, the Premises, other than the Tenant Improvements), comprehensive liability insurance in reasonable amounts covering occurrences on all portions of the Property, other than the Premises, and Landlord's operations at the Property, and such other insurance as Landlord may reasonably deem appropriate or as may be required from time-to-time by any mortgagee.

(ii)  Liability. Tenant, at its own expense, shall keep in effect comprehensive general public liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage as reasonably may be required by Landlord from time-to-time, but not less than a combined single limit of $3,000,000 per occurrence and a general aggregate limit of not less than $3,000,000 (which aggregate limit shall apply separately to each of Tenant's locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. All policies of comprehensive general public liability insurance maintained by either party shall name Tenant, Landlord and Landlord's agent as insured parties, shall be written on an "occurrence" basis and not on a "claims made" basis and shall be issued in form reasonably satisfactory to the parties. Each party shall provide proof of coverage to the other.  Tenant shall provide notice to Landlord of any notice Tenant receives that any such coverage has or will be cancelled or modified.  Each insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best's Insurance Reports. Each party shall deliver to the other on or before the Commencement Date, a certificate of insurance evidencing such coverage to be maintained by it and the waiver of subrogation described below.

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(iii)  Waiver of Subrogation. Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers' right of subrogation against the other party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall state expressly that such policies shall not be invalidated if, before a casualty, the insured waives the right of recovery against any party responsible for a casualty covered by the policy.

(iv)  Increase of Premiums. Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord's insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord.  If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed.

(g)  Repairs and Maintenance; Common Areas; Building Management. Except as specifically otherwise provided in this Lease, Tenant at its sole expense shall maintain the Premises in good order and condition, reasonable wear and tear and casualty damage excepted, promptly make all repairs necessary to maintain such condition, and repair any damage to the Premises caused by Tenant or its Agents. All repairs made by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Premises. When used in this Lease, the term "repairs" shall include replacements and renewals when necessary.

(i)  Landlord, at its sole expense, shall make all necessary repairs to the footings, foundations, structural steel columns and girders forming a part of the Building and Premises, provided that Landlord shall have no responsibility to make any repair until Landlord receives written notice or has actual knowledge of the need for such repair.

(ii)  Landlord shall, subject to reimbursement to the extent included under Annual Operating Expenses, maintain, repair and replace the HVAC systems appurtenant to the Premises.

(iii)  Landlord, as part of Annual Operating Expenses, shall make all necessary repairs to the roof, exterior portions of the Premises and the Building, utility and communications lines, equipment and facilities in the Building, and to the Common Areas (but not including any facilities constructed by or for Tenant pursuant to Section 3); provided, that Landlord shall have no responsibility to make any repair until Landlord receives written notice or has actual knowledge of the need for such repair. Landlord shall operate and manage the Property and shall maintain all Common Areas and any paved areas appurtenant to the Property in good repair and in a clean and orderly condition. Subject to Section ll(b) below, Landlord reserves the right to make reasonable alterations to the Common Areas from time to time. Subject to Section 7(b), Annual Operating Expenses also shall include (A) all sums expended by Landlord for the maintenance, repair, replacement and operation of the Common Areas (including the costs of Common Areas utility services), (B) any costs of building improvements made by Landlord to the Property that are required by any governmental authority or for the purpose of reducing operating expenses and (C) a management and administrative fee applicable to the overall operation of the Property. Notwithstanding the foregoing, Landlord agrees that the maximum management fee charged for managing the Property shall not exceed three (3%) percent of the Minimum Annual Rents and Annual Operating Expenses collected for any calendar year during the Term, as it may be extended pursuant to this Lease.

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(iv) Tenant acknowledges and agrees that the Premises comprise a part of a condominium governed by a condominium association of which Landlord is a member (the "Condominium").  Tenant acknowledges and agrees that Annual Operating Expenses include  that portion of Landlord's Condominium fees which are attributable to the Premises on a pro-rata basis.  Tenant's share of Landlord's Condominium fee is approximately $15,334.75 per annum at the execution of this Lease.  Landlord represents and warrants to Tenant that, to Landlord's knowledge, there are not any planned major capital expenditures for the Condominium for 2013 or 2014.

(v)  Notwithstanding anything herein to the contrary, repairs and replacements to the Premises made necessary by Tenant's specific use or alteration of, or Tenant's installation in or upon the Premises or by any act or omission of Tenant or its Agents, other than ordinary wear and tear, shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord. Tenant shall not bear the expense of any repairs or replacements to the Property arising out of or caused by any other tenant's use, occupancy or alteration of, or any other tenant's installation in or upon, the Property or by any act or omission of any other tenant or any other tenant's Agents.

(h)  Utility Charges. Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities, supplied to or consumed in or on the Premises.  Landlord shall not be responsible or liable for any interruption to utility service, unless caused by the negligence of Landlord, its employees, agents or contractors, and no such interruption affect the continuation or validity of this Lease, so long as Landlord proceeds diligently and in good faith to remedy any interruption. Tenant agrees to pay for utility charges calculated either through separate submeters or direct billing from the utility company.

(i)  Net lease. Except for the obligations of Landlord expressly set forth herein, Landlord is not and shall not be required to render any services of any kind to Tenant other than those explicitly set forth within this Lease and as set forth on Exhibit "F". The term "Rent" as used in this Lease means the Minimum Annual Rent, Annual Operating Expenses and any other additional rent or sums payable by Tenant to Landlord pursuant to this Lease, all of which shall be deemed rent for purposes of Landlord's rights and remedies with respect thereto. Tenant shall pay all Rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this Lease, and interest shall accrue on all sums due but unpaid after thirty (30) days.  The foregoing notwithstanding, Minimum Annual Rent and monthly installments of Annual Operating Expenses shall be payable monthly, without prior notice or billing, as hereinabove provided.

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(j)  Landlord's Services. Landlord agrees to operate and manage the Property to the standards of a Class A suburban office facility, providing to Tenant parking, access, elevator, HVAC service, utilities, janitorial and other services consistent with a Class A suburban office facility. Ifany of such services is interrupted in any material way (making the Premises unusable for its intended use consistent with the standards of Class A suburban office space) for a period in excess of forty-eight (48) hours, unless the cause of such interruption is beyond Landlord's reasonable control, Tenant shall be entitled to a fair and equitable abatement of the Minimum Annual Rent and other charges payable hereunder based upon the extent and duration of such interruption. In any event, Landlord shall proceed with all reasonable diligence to have any interruption of service restored as quickly as possible.

(k)  Expenses. For any period during which Tenant actually occupies less than the entire Building for less than an entire calendar year, Landlord and Tenant shall cooperate with each other and use commercially reasonable efforts to minimize Annual Operating Expenses during such period, as reasonable and appropriate in light of such reduced occupancy.

(1)  Capital Expenses. Anything else in the Lease to the contrary notwithstanding, to the extent that this Agreement provides for any capital expense to be included in Annual Operating Expenses, such expense shall be amortized over the useful life of the underlying improvement (not to exceed 10 years), and the annual allocable amount with respect thereto shall be included within Annual Operating Expenses for each calendar year in question.

8. Signs. As long as the Premises consist of at least 95,920 rentable square feet, Tenant, at its cost but subject to application of the Tenant Improvement Allowance, shall be permitted to install signage at Tenant's entrances and on the Building (which signage may identify divisions and affiliates of Tenant), subject to any signage restrictions applicable to the Condominium and to any applicable Upper Gwynedd Township regulations and approval. The size and location of Tenant's exterior signs shall be determined by Landlord and Tenant in good faith, based upon an allocation of exterior signage among all Building occupants, and the relative sizes of their respective premises.  Landlord shall fully cooperate with Tenant in connection with Tenant's efforts to obtain any required approval or permit from the Condominium association or Upper Gwynedd Township; provided that Landlord shall not be required to incur any third-party costs in connection therewith.  Landlord shall provide a customary commercial standard signs at the Pennbrook Drive Entrances identifying Tenant. Except as set forth hereinabove, and except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Property without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs at the termination ofthis Lease and shall repair any damage caused by such installation, existence or removal.

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9.  Alterations and Fixtures.

(a)  Trade Fixtures.  Subject to Section 10, Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall damage any structural portion of the Property nor any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant. At the expiration or termination of this Lease, Tenant shall remove such installation(s) and Tenant shall repair any damage caused by such installation or removal; ifTenant elects not to remove such installation(s) at the expiration or termination of this Lease all such installations shall remain on the Property and become the property of Landlord without payment by Landlord.

(b)  Alterations.  Tenant shall not make or permit to be made any alterations to the Premises without Landlord's prior written consent, which shall not be unreasonably withheld or delayed. Tenant shall pay the reasonable costs of any required architectural/engineering reviews. Inmaking any alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant's contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord's agent as additional insureds at least ten (10) days prior to commencement thereof, (ii) such alterations shall not impair the structural strength of the Building or any other improvements or damage any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant, (iii) Tenant  shall comply with Section 10 and (iv) the occupants of the Building and of any adjoining property shall not be disturbed thereby. All alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time all such alterations shall remain on the Property and become the property of Landlord without payment by Landlord, unless Landlord gives written notice to Tenant to remove the same, in which event Tenant will remove such alterations and repair any resulting damage. At Tenant's request prior to Tenant making any alterations, Landlord shall notify Tenant in writing whether Tenant is required to remove such alterations at the expiration or termination of this lease. Notwithstanding the foregoing, except as otherwise specifically provided in Section 21 below, Tenant shall not be required to, and Tenant shall not, remove the Tenant Improvements constructed pursuant to Section 2 of this Lease, and Tenant shall be entitled to leave up to $200,000.00 of total alterations at the end of the Term and Tenant shall not be required to remove any paint or carpeting, which shall not count toward such $200,000.00 amount.  This $200,000.00 amount will be increased by $100,000.00 for each subsequent renewal period.

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(c)  Work. Tenant shall be responsible for supervising the work in connection with all 24 changes and improvements to the Premises hereafter made by or at the request of Tenant (other than the Tenant Improvements), and Landlord shall not be entitled to any supervisory or other fee with regard to such work.  Landlord hereby approves Shields Construction Company as Tenant's contractor for the performance of any or all of such work, with any other contractor to be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  After receiving any submission, Landlord will promptly either approve, disapprove, or comment on the submission. Any disapproval shall be accompanied by detailed reasons for such disapproval.  IfLandlord does not promptly respond to such submission, such submission shall be deemed approved.

(d) Inspections.  In performing any alterations, in addition to the right of Landlord and its agents to inspect the Premises set forth in Section 11 of this Lease, Landlord and its agents shall have the right to conduct walk-through inspections of the Premises at reasonable times as any alteration work is being completed by Tenant. Prior to making any such inspection, Landlord will give reasonable prior notice to Tenant. Such notice shall be given at least twenty-four (24) hours in advance of the inspection, and may be given by telephone.  The warranties from Tenant's contractor(s) for any alteration work shall be for the benefit of Landlord as well as Tenant, and Tenant shall deliver copies of such warranties to Landlord upon receipt.  All alterations shall be done in a good and workmanlike manner and shall comply at the time of completion with all Laws and Requirements. Tenant shall deliver to Landlord copies of all Certificates of Occupancy, permits, and licenses required to be issued by any authority in connection with any such Tenant alteration work.

10.  Mechanics' Liens. Tenant shall pay promptly any contractors and materialmen who supply labor, work or materials to Tenant at the Property and shall take all steps permitted by law in order to avoid the imposition of any mechanic's lien upon all or any portion of the Property as a result oflabor or materials furnished to Tenant. Should any such lien or notice oflien be filed for work performed for Tenant other than by Landlord, Tenant shall bond against or discharge the same within 5 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Nothing in this Lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord, all of the same to be solely for Tenant's account and at Tenant's risk and expense. Throughout this Lease the term "mechanic's lien" is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Property on account of any mechanic's, laborers, materialman' s or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any mechanic's notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any mechanic's lien.

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11.  Certain Rights Reserved by Landlord.

(a)  Landlord's Right ofEntry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following forty-eight (48) hours prior notice (except in the event of an emergency), for the purpose of inspection, maintenance or making repairs, alterations or additions as well as to exhibit the Premises for the purpose of sale or mortgage and, during the last twelve (12) months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant to exercising the foregoing rights, but shall not be liable for any loss of occupation or quiet enjoyment thereby occasioned, so long as such reasonable efforts are used.  In connection with any such entry, Landlord, and any party entering with Landlord, shall comply with all safety and confidentiality requirements of Tenant.  Except in the event of any access in connection with an emergency, Landlord shall only access the Premises in the presence of a representative of Tenant.  Any such entry by Landlord and any party entering with Landlord shall be at Landlord's sole risk, except to the extent caused by Tenant's negligence or willful misconduct.

(b) Limits. As long as Tenant leases the entire Premises, Landlord shall not (i) erect any temporary or permanent improvements or make any material modifications to the Common Areas or the roof or exterior of the Building; or (ii) change the name or address of the Premises, without Tenant's prior consent.

12.  Damage by Fire or Other Casualty.

(a)  Damage. Ifthe Premises or Building shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth  in this Section 12, shall promptly and diligently repair such damage and restore the Premises, including, without limitation, the Tenant Improvements, to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within thirty (30) days after the date of the casualty, whether Landlord reasonably anticipates that the restoration will take more than one hundred eighty (180) days from the date of the casualty to complete; and in such event, Tenant may terminate this Lease effective as of the date of casualty by giving written notice to Landlord within thirty (30) days after Landlord's notice. In addition, in the case of a casualty where the damage is not actually repaired within one hundred eighty (180) days after the date of the casualty, Tenant may terminate this Lease by written notice given to Landlord at any time after such period and until the damage is repaired. Ifa casualty occurs during the last twelve (12) months of the Term or any extension thereof, Landlord may cancel this Lease unless Tenant has the right to extend the Term for at least three (3) more years and does so in writing within thirty (30) days after the date of the casualty. Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if insurance proceeds payable under the insurance required to be maintained by Landlord plus the amount of Landlord's deductible are insufficient to pay the cost of such repair and restoration, provided that Landlord has maintained in place the insurance coverages required under Section 7(f)(i).  Landlord shall promptly file and diligently pursue its insurance claim following the occurrence of any such casualty or damage.

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(a)  Rental Interruption.  Landlord shall maintain a twelve (12) month rental coverage endorsement or other comparable form of coverage as part of its fire, extended coverage and special form insurance. Tenant will receive an abatement of its Minimum Annual Rent and Annual Operating Expenses during any period and to the extent the Premises are rendered untenantable.

13.  Condemnation.

(a)  Termination. If(i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant's business or (iii) any of the Property is so taken, and, in Landlord's reasonable opinion, it would be impractical or the condemnation proceeds payable to Landlord are insufficient to restore the remainder of the Property, then this Lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.

(b)  Partial Taking. If there is a condemnation and this Lease has not been terminated pursuant to Section 13(a), (i) Landlord shall restore the Building, Common Areas and  the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Minimum Annual Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completes such restoration.

(c)  Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for moving expenses, loss of equipment, improvements and betterments and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord. Except as aforesaid and except as set forth in Section 13(d) below, Tenant hereby assigns all claims against the condemnor to Landlord.

(d)  Temporarv Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any rental abatement. Such a temporary taking will be treated as ifTenant had sublet the Premises to the condemnor and had assigned the proceeds of the subletting to Landlord to be applied on account of Tenant's obligations hereunder. Any award for such a temporary taking during the Term shall be applied first, to Landlord's costs of collection and second, on account of sums owing by Tenant hereunder, and if such amounts applied on account  of sums owing by Tenant hereunder should exceed the entire amount owing by Tenant for the remainder of the Term, the excess will be paid to Tenant.

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14.  Non-Abatement ofRent; Landlord's Representations.

(a)  Abatement. Except as otherwise expressly provided in this Lease, there shall be no abatement or reduction of the rent for any cause whatsoever, and this Lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

(b)  Representations of Landlord.  Landlord represents, that:  (i) to the best of Landlord's knowledge, the Property is in compliance with all applicable laws, ordinances and governmental regulations (including all Enviromnental Laws, hereinafter defined) and Tenant's Use is in compliance with all applicable ordinances and other governmental regulations (including Environmental Laws); (ii) Landlord is a limited partnership duly formed and in good standing and has taken all partnership action necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms.  Landlord shall provide Tenant with consents or other proof in a form acceptable to Tenant, authorizing the execution of this Lease at the time of such execution; (iii) Landlord has the right, power and authority to enter into this Lease and to perform Landlord's obligations hereunder, and no joinder by any other party and no approvals or consents of any other persons which have not already been obtained are necessary in order for this Lease to be valid and binding upon Landlord in accordance with its terms, except that prior to submission of the Application, Lender's approval is required; and (iv) none of Landlord's representations contained in this Lease contains any untrue statement of material fact or omits any material fact the omission of which would be misleading. As used herein, "Environmental Law" means any one or more of  all federal, state and local environmental protection, occupational, health, safety and similar laws, ordinances, restrictions, licenses and regulations, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. Sec. 6991 et seq.), Safe Drinking Water Act (42 U.S.C. Sec. 300f et seq.), Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), Clean Air Act (42 U.S.C. Sec. 7401 et  seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9601 et seq.), Hazardous Materials Transportation Act (49 U.S.C. Sec. 1802 et seq.), and other similar federal, state or local laws, statutes, ordinances, orders, decrees, rules and/or regulations, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substances or material now or at any time hereafter in effect. Notwithstanding the foregoing, Tenant acknowledges the environmental condition of the Property as set forth in Exhibit  "D."

15.  Indemnification Obligations.

(a)  By Tenant.  Subject to Sections 7(c)(iii) and 16, Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any negligent act or omission of Tenant or its Agents, during the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and reasonably approved by Landlord and its Agents. Tenant's obligations pursuant to this Section 15(a) shall survive the expiration or termination of this Lease.

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(b)  By Landlord. Subject to Sections 7(c)(iii) and 16, Landlord will protect, indemnify and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises prior to the Commencement Date or in or about the Property (other than the Premises) at any time or occasioned wholly or in part by any negligent act or omission of Landlord or its Agents, except to the extent such loss, injury or damage was caused by the negligence of Tenant or its Agents.  In case any action or proceeding is brought against Tenant and/or its Agents by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Landlord and reasonably approved by Tenant and its Agents.  Landlord's obligations pursuant to this Section 15(b) shall survive the expiration or termination of this Lease.

16.  Waiver of Claims. Landlord and Tenant each hereby waives all claims for recovery against the other for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, that such waiver by Landlord shall not be effective with respect to any liability of Tenant described in Sections 4(c) and 7(d)(iv).

17.  Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions under this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject however, to the exceptions, reservations and conditions of this Lease.

18.  Assignment and Subletting.

(a)  Limitation. Tenant shall not transfer this Lease or sublet all or any part of the Premises, voluntarily or by operation oflaw (but not if Tenant is a corporation whose stock is traded as a public exchange or market) other than to a Permitted Transferee (as defined below), without the prior written consent of Landlord which shall not be withheld or delayed unreasonably. However, Landlord's consent shall not be required in the event of any Transfer by Tenant to an affiliate or subsidiary of Tenant; provided, that Tenant delivers to Landlord the instrument described in Section 18(b) (iii) below. Landlord shall approve or disapprove a written request for a Transfer within ten (10) business days after Landlord's receipt of such written request from Tenant. If Landlord fails to respond to Tenant's written request within the ten (10) business day period provided above, Landlord shall be automatically deemed to consent to such request.  Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord, and Landlord may exercise any or all of its rights under Section 23. A consent to one Transfer shall not be deemed to be a consent to any subsequent transfer. "Transfer", for purposes of this Lease, shall include any sublease, assignment, license or concession agreement, change in ownership or control of Tenant, mortgage or hypothecation of this Lease or Tenant's interest therein or in all or a portion of the Premises. Notwithstanding  the foregoing, Tenant shall remain liable for all of Tenant's obligations under this Lease in the event ofa Transfer of this Lease.  The terms of this Section 18 shall not apply or operate to limit Tenant's ability to enter into one or more concession, license or operation agreements with respect to the food service operations or fitness operations at the Property, provided, that such concession, license or operation agreement may be terminated upon thirty (30) days notice.

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(b)  Conditions. Notwithstanding the above, the following shall apply to any transfer, with or without Landlord's consent:

(i) As of the date of any transfer, Tenant shall not be in any monetary or other material default under this Lease beyond any applicable notice and cure period nor shall any material act or omission have occurred which would constitute a default with the giving of notice and/or the passage of time.

(ii) No Transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder, nor relieve the guarantor of this Lease of its Guaranty obligations. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

(iii) Each Transfer shall be by a written instrument in form and substance reasonably satisfactory to Landlord which shall (A) include an assumption ofliability by any transferee of all Tenant's obligations and the transferee's ratification of and agreement to be bound by all the provisions of this Lease, (B) afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available to Landlord against Tenant, and (C) be executed by Tenant and the transferee.

(iv) Tenant shall pay, within fourteen (14) days of receipt of an invoice which shall be no less than $250, Landlord's reasonable attorneys' fees and costs in connection with the review, processing and documentation of any Transfer for which Landlord's consent is requested.

(c)  Permitted Transfer.  Notwithstanding anything contained in this Section 18 to the contrary, provided such transaction is not an intentional attempt to circumvent the restrictions and terms of this Section 18, Tenant may, upon at least fifteen (15) days' prior written notice to Landlord (unless Tenant is legally or contractually prohibited (e.g., due to governmental or exchange requirements or confidentiality agreements), in which case Tenant shall provide such notice to Landlord no later than one (1) business day prior to such transfer to the Permitted Transferee) but without the need for Landlord's prior written consent, assign, sublet, or transfer all or part of its entire interest in this Lease to a corporation or other business entity (herein sometimes referred to as a "successor corporation") into or with which Tenant shall be merged  or consolidated, or to which substantially all of the assets or ownership interests of Tenant may be transferred, provided that the successor corporation shall assume in writing to Landlord's reasonable satisfaction all of the obligations and liabilities of Tenant under this Lease.  Any successor entity or related entity in compliance with and as defined in this Section 18 (d) shall be referred to herein as "Permitted Transferee''.

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(d)  Landlord's Assignment.  In consideration of Tenant entering into this Lease, Landlord agrees that prior to the one year anniversary of the Commencement Date (the "End Date") Landlord shall not have the right to assign this Lease without Tenant's consent, except as collateral security given by Landlord in connection with a loan to Landlord relating to the Building.  In addition, until the End Date, Landlord shall at all times cause a qualified individual with requisite experience in construction matters to be directly responsible for overseeing the development and construction activities of Landlord, including without limitation the development and construction of the Basic Building and the Tenant hnprovements as required hereunder.  Moreover, prior to the End Date, the ownership structure and interests of Landlord shall not change, except that partnership interests may be transferred (i) by existing partners to their respective spouses and children in connection with tax and estate planning issues and (ii) by existing partners to other existing partners in accordance with the terms and conditions of existing "buy-sell" or similar provisions of the partnership agreement of Landlord or of a separate buy-sell agreement by and among such partners, subject, however, to the preceding sentence. Following the End Date, Landlord shall be free to assign this Lease, in writing, without Tenant's consent. In addition, in the event that prior to the End Date Lender declares Landlord to be in default of the loan extended to Landlord by Lender which is secured by the Property and accelerates the repayment of the principal obligation of such loan, Landlord shall have the right to assign this Lease in connection with a bonafides, arms length sale of the Property, provided that the  purchaser ofthe Property agrees in writing to assume all of the outstanding obligations of  Landlord under this Lease, including without limitation, all construction and funding obligations.

19.  Subordination; Mortgagee's  Rights.

(a)  Subordination.  This Lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises, but only ifthe mortgagee agrees in a written instrument (an "SNDA") (i) to the use of any insurance proceeds or condemnation award to repair and restore the Premises in accordance with Sections 12 and 13, respectively, unless this Lease is terminated by Tenant as therein provided, and (ii) not to disturb Tenant's possession and enjoyment of the Premises so long as Tenant does not default in the performance of its obligations hereunder beyond any period of grace herein provided, and (iii) confirming Tenant's remedies set forth in Section 24 in connection with a breach by Landlord or any subsequent owner of the Property. Although the subordination is self-operative, within ten (I 0) days after written request, Tenant shall execute and deliver any further instruments confirming such subordination of this Lease and any further instruments of attornment that reasonably may be desired by any such mortgagee or Landlord. However, any mortgagee may at any time subordinate its mortgage to this Lease without Tenant's consent, by giving written notice to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, provided, however, that such subordination shall not affect any mortgagee's right to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this Lease. Within thirty (30) days after the Landlord places a mortgage upon the Property, Landlord shall deliver to Tenant an SNDA executed from each mortgagee of the Property in such form as is reasonably acceptable to each mortgagee and Tenant. Prior to the Conversion, Landlord shall cause each and every holder of a mortgage on the Premises to execute and deliver to Tenant (and Landlord shall execute and deliver counterparts to same) an SNDA respecting the Property substantially similar to the SNDA currently in effect respecting the 2100 Pennbrook Lease, but otherwise confirming their respective agreement to this Section 19(a), in a form reasonably acceptable to Tenant (an "Existing Mortgagee SNDA"), if any such holder succeeds to Landlord's interest under this Lease.  Inthe event that Landlord fails to timely deliver any Existing Mortgagee SNDA, Tenant shall have the right to terminate this Lease upon ten (10) days prior notice to Landlord, if such Existing Mortgagee SNDA is not delivered to Tenant within such ten (10) day period.

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(b)  Funds.  It is understood and agreed that any mortgagee shall not be liable to Tenant for any funds paid by Tenant to Landlord unless such funds actually have been transferred to such mortgagee by Landlord.

20.  Recording; Certificate. Tenant shall not record this Lease or a memorandum hereof without Landlord's prior written consent. Within five (5) business days after written request from time to time from the other party, Landlord and Tenant:

(i)  shall execute acknowledge and deliver to the requesting party a written statement certifying the Commencement Date and Expiration Date, that this Lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate attached as Exhibit "G" or with such modifications as may be necessary to reflect accurately the stated facts and/or such other certifications as reasonably may be requested by a mortgagee or purchaser. Tenant understands that its failure to execute such documents may cause Landlord serious financial damage by causing the failure of a financing or sale transaction.

(ii)  Tenant shall furnish to Landlord, Landlord's mortgagee, prospective mortgagee or purchaser reasonably requested financial information which is otherwise available to the public.

21.  Surrender; Abandoned Property.

(a)  Surrender.  Subject to the terms of Sections 9(b), 12(a) and 13(b), at the expiration or termination of this Lease (unless such termination is due to a default by Landlord), Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept by Tenant throughout the Term, the Premises and all improvements thereto, and all Building fixtures and equipment within the Premises, ordinary wear and tear excepted. Notwithstanding anything to the contrary set forth in this Lease, upon the expiration or termination of this Lease, except if such termination is pursuant to Section 12 or 13, Tenant, at Tenant's cost and expense, shall cause to be removed from the Premises those improvements listed on Schedule 21(a) attached hereto, and Tenant shall in connection with such removal cause those portions of the Premises affected by such removal to be left in a safe and tenantable condition; provided that Tenant shall have a period of fifteen (15) days following the expiration or termination of this Lease to complete such work, and such fifteen (15) day period shall not be or constitute a holdover by Tenant under Section 21(c) below.

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(b)  Removal.  Upon or prior to the expiration or termination of this Lease, Tenant shall remove Tenant's personal property from the Property. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant's expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. Ifany part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this Lease.

(c)  Holdover. If Tenant, or any person claiming through Tenant, shall continue to occupy  the Premises after the expiration or termination of the Term or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this lease except that the monthly installment of the Minimum Annual Rent during such continued occupancy shall be 150% the amount applicable to the last month of the Term. Anything to the contrary notwithstanding,  any holding over by Tenant without Landlord's prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.  Notwithstanding the foregoing, in the event of a holdover by Tenant at the end of the Term, Tenant shall not be liable to Landlord for any indirect, special, consequential or punitive damages unless and until such holdover continues for more than sixty (60) days after the end  of the Term.

22.  Curing Tenant's Defaults. If Tenant shall be in default in the performance  of any ofits obligations hereunder beyond any applicable period of notice and/or grace herein provided, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any reasonable sums paid or reasonable costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord's incurring such costs, which sums and costs together with interest shall be deemed additional rent.

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23.  Tenant Defaults - Landlord's Remedies.

(a)   Defaults. It shall be an event of default by Tenant:

(i) IfTenant does not pay in full when due any and all Rent;

(ii) IfTenant fails to observe and perform or otherwise breaches any other provision of this Lease;

(iii) IfTenant abandons and leaves the Premises unoccupied, which shall be conclusively presumed if the Premises remain unoccupied for more than ten (10) consecutive days, or except in the case of a transfer, removes or attempts to remove Tenant's goods or property other than in the ordinary course of business; or

(iv) IfTenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant's assets is commenced, or if any of the real or personal property of Tenant shall be levied upon: provided, however, that any proceeding brought by anyone other than Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than sixty (60) consecutive days.

(b)  Remedies. Upon an event of default by Tenant, Landlord shall have the following rights:

(i) To charge a late payment fee equal to the greater of One Hundred Dollars ($100) or five percent (5%) of any amount owed to Landlord pursuant to this Lease which is not paid within five (5) days after the due date.

(ii) To enter and repossess the Premises by breaking open locked doors if necessary, and removing all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord's option, make reasonable alterations and repairs in order to relet the Premises and relet all or any parts) of the Premises for Tenant's account Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken. In the case of an event of default, Landlord shall use commercially reasonable efforts to mitigate its damages.

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(c)  Grace Period. Notwithstanding anything herein stated, neither party will exercise any available right because of any default of the other, except those remedies contained in Section 23(b)(i), unless such party shall have first given ten (10) days written notice thereof to the defaulting party, and the defaulting party shall have failed to cure the default within such period; provided, however, that:

(i) No such notice shall be required in the case of emergency as set forth in Section 22 or in the event of any default enumerated in Sections 23(a)(iii).

(ii) Landlord shall not be required to give such ten (10) days notice more than two (2) times during any twelve (12) month period with respect to any monetary or other material default by Tenant.

(iii) If the default consists of something other than the failure to pay money which cannot reasonably be cured within ten (10) days, neither party will exercise any right if the defaulting party begins to cure the default within the ten (10) days and continues actively and diligently in good faith to completely cure said default; provided, however, that this provision shall not apply to or serve to extend the cure period for any default by Landlord for which a specific time period to cure has been provided in this Lease, or for which this Lease expressly provides that no cure period is available, such as, by way of example only, a Construction Breach (as hereinafter defined), or for which Tenant enjoys a termination right.

(iv) Tenant and Landlord each agree that any notice given by the other pursuant to this Section 23(c) which is served in compliance with Section 28 shall be adequate notice for the purpose of the other's exercise of any available remedies.

(d)  Non-Waiver, Non-Exclusive. No waiver by Landlord or Tenant of any breach by the other shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord or Tenant to seek a remedy for any breach by the other be a waiver of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant's default shall not constitute a waiver of Landlord's right to recover damages hereunder. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of Rent due, or Landlord's right to pursue any other available remedy.

(e)  Costs and Attorneys' Fees. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

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24.  Landlord Defaults - Tenant's Remedies.

(a) Default.  The Property being unique, if Landlord shall default hereunder, and provided Tenant is not then in material default hereunder beyond applicable notice and cure periods, Tenant shall be entitled to exercise all remedies available to it at law or in equity, including (without limitation) an action for specific performance, without limiting, and notwithstanding, Tenant's rights and remedies hereafter provided in this Section 24.

(b) Deliverv and Commencement Date.  If the Commencement Date occurs on or before the Target Commencement Date, Tenant shall pay Landlord, within thirty (30) days after the Commencement Date, a bonus rental payment of $50,000.00.  If for any reason whatsoever the Commencement Date occurs after the Target Commencement Date, Landlord shall pay Tenant the amounts set forth below, within fifteen (15) days after the monthly accrual thereof in each  instance, based upon when the Conversion occurs and when the Commencement Date occurs, as follows:

(i) If the Conversion occurs on or before October 1, 2012, Landlord shall pay Tenant: $50,000.00 for all or any part of the first month the Commencement Date is delayed beyond the Target Commencement Date; $100,000.00 for all or any part of the second month the Commencement Date is delayed beyond the Target Commencement Date; $200,000.00 for all or any part of the third month the Commencement Date is delayed beyond the Target Commencement Date; and the Full Indemnity Amount (as hereinafter defined) if there is any further delay of the Commencement Date;

(ii)  If the Conversion occurs after October l, 2012, but on or before November 1, 2012, Landlord shall pay Tenant: $50,000.00 for all or any part of the first month the Commencement Date is delayed beyond the Target Commencement Date; $100,000.00 for all or any part of the second month the Commencement Date is delayed beyond the Target Commencement Date; $200,000.00 for all or any part of the third month the Commencement Date is delayed beyond the Target Commencement Date; and the Full Indemnity Amount if there is any further delay of the Commencement Date;

(iii) If the Conversion occurs after November  1, 2012, but on or before December 1, 2012, Landlord shall pay Tenant: $100,000.00 for all or any part of the first month the Commencement Date is delayed beyond the Target Commencement Date; $150,000.00 for all or any part of the second month the Commencement Date is delayed beyond the Target Commencement Date; $230,000.00 for all or any part of the third month the Commencement Date is delayed beyond the Target Commencement Date; and the Full Indemnity Amount ifthere is any further delay of the Commencement Date; and

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(iv)  If the Conversion occurs after December  1, 2012, but on or before January 1, 2013, Landlord shall pay Tenant: $100,000.00 for all or any part of the first month the Commencement Date is delayed beyond the Target Commencement Date; $230,000.00 for all or any part of the second month the Commencement Date is delayed beyond the Target Commencement Date; and the Full Indemnity Amount ifthere is any further delay of the Commencement Date.

In the event Landlord fails to timely make any payment to Tenant required under Sections 24(b)(i), (ii), (iii) or (iv), then Tenant may drawn on the Letter of Credit (as defined below) in the amount owing to Tenant.

(c) Full IndemnitvAmount. "Full Indemnity Amount" means all actual out-of-pocket costs or expenses (not including any consequential changes which may be asserted by Tenant,  such as Tenant's lost profits), including reasonable legal fees and disbursements, actually incurred by Tenant on account of any delay in the occurrence of the Commencement Date beyond the Target Commencement Date, including (without limitation) as a result of (i) Tenant's payment of any amount towards the cost of Tenant Improvements, (ii) Tenant's incurrence oflegal fees and expenses in connection with the negotiation ofthis Lease, (iii) Tenant's failure to timely vacate the premises demised under the Church Road Lease and Tenant's becoming a holdover tenant or subject to a similar tenancy pursuant to the terms of the Church Road Lease, (iv) Tenant's need to lease replacement premises for its operations intended to be conducted at the Premises, but which Tenant locates elsewhere, and (v) Tenant's incurrence of moving costs and similar expenses; provided, that in determining the Full Indemnity Amount, (1) Landlord shall be credited for any amounts previously paid by Landlord pursuant to Section 24(b) and (II) ifTenant terminates this Lease pursuant to Section 24(d), no expenses accruing to Tenant subsequent to the date of termination shall be included in the Full Indemnity Amount.  The amounts payable by Landlord under the circumstances described in Section 24(b) and this Section 24(c) have been agreed upon by Landlord and Tenant as reasonable compensation and specific amounts given the difficulty in otherwise attempting to determine the harm Tenant will incur in the circumstances described, and it is acknowledged that such amounts are not punitive in nature.

(d) Termination.   Without limiting the remedies otherwise available to Tenant, ifthe Commencement Date does not occur for any reason whatsoever on or before the date which is ninety (90) days after the Target Commencement Date, then Tenant shall have the right to terminate this Lease, effective on a date selected by Tenant, which date shall in no event be later than June 30, 2015, by notice given to Landlord at any time prior to (i) the Basic Building, Common Areas and Tenant Improvements being Substantially Completed, and (ii) Landlord's notice to Tenant thereof; provided, that for the purpose of ascertaining Tenant's termination right under this Section 24(d), such ninety (90) day period shall be extended by the actual delay caused by circumstances beyond Landlord's reasonable control, as defined in Section 24(f); provided, further, that Landlord (i) promptly notifies Tenant upon Landlord becoming aware of the circumstances which will cause delay, as well as what actions Landlord will take to minimize the delay and the anticipated length of the delay, (ii) keeps Tenant apprised of Landlord's actions to minimize the delay and provides updates to Tenant on the anticipated length of the delay and (iii) proceeds diligently to complete construction and tender possession of the Premises to Tenant as promptly as possible.

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(e) Right to Cure.  If(i) Landlord fails to commence construction of the Basic Building, Common Areas or Tenant Improvements on or before the Construction Start Date as required above, and such failure continues for a period of thirty (30) days, or (ii) if Landlord commences construction thereof, but fails to complete such construction diligently and without interruption as required under the terms and conditions of this Lease and such failure continues for thirty (30) days, (any, a "Construction Breach"), Tenant may elect, upon notice to Landlord, to cure such Construction Breach (a "Tenant Cure").  In the event that Tenant elects a Tenant Cure, at Tenant's option Landlord shall assign to Tenant or otherwise entitle Tenant to the benefit of all Permits and Approvals, contracts, plans, drawings and other agreements relating to the construction of the Basic Building, Common Areas and the Tenant hnprovements, as the case may be, and Landlord shall promptly and in good faith take such other actions reasonably requested by Tenant to enable Tenant to undertake the Tenant Cure.  Tenant shall have the right to draw on the Letter of Credit (as defined below) in an amount equal to all of the actual costs and expenses, including without limitation all reasonable fees of Tenant's attorneys and other professionals, incurred in connection with the Tenant Cure, plus a management and overhead fee in an amount equal to ten percent (10%) of such costs ("Tenant Cure Costs").  If Tenant elects a Tenant Cure following a Construction Breach, Tenant shall not have the right to terminate this Lease as a result of such Construction Breach.  Tenant shall complete the Tenant Cure within ninety (90) days after the commencement of such cure; provided that Landlord fully complies with its obligations set forth in this Section and in this Lease.  During any Construction Breach, the Annual Minimum  Rent payable under this Lease shall abate with respect to any portion of the Premises that Tenant is unable to use.  Tenant's time period in which to complete the Tenant Cure shall be extended by such time as is necessary to cause Landlord's compliance.   In the event that Tenant elects a Tenant Cure following a Construction Breach Landlord shall not have any obligation to reimburse or pay for Tenant's Cure Costs in excess of One Million Dollars ($1,000,000).  On or before the Conversion Date, and as a condition precedent thereto for Tenant's benefit only, Landlord shall provide to Tenant an unconditional and irrevocable letter of credit, in the amount of One Million Dollars ($1,000,000), that (i) by its terms permits multiple draws; (ii) is issued by Bank of America, or such other commercial bank, located in the Philadelphia, PA metropolitan area that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody's Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor's Corporation; (iii) is made payable to, and expressly transferable and assignable (in connection with an assignment of this Lease) at no charge, to Tenant (including a successor to Tenant, which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith; provided, however, that in the event the issuing bank of the Letter of Credit charges a fee for a transfer and/or assignment, any and all such fees shall be payable by Landlord); (iv) payable at sight upon presentation of a simple sight draft at any Philadelphia, PA  metropolitan area branch office of the issuing bank of the Letter of Credit or by overnight mail, and includes the institution's applicable form of presentation statement; and (v) at least thirty (30) days prior to the then-current expiration date of such Letter of Credit,  renews (or automatically and unconditionally extends) from time to time through the date that is one year after the Target Commencement Date (the "Letter of Credit").  The Letter of Credit shall be held by Tenant.  The form of the required Letter of Credit shall be subject to Tenant's approval, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord shall produce a form letter of credit approved by Tenant on or prior to September 14, 2012.  Once agreed to, the form ofletter of credit shall be attached hereto as Exhibit "I".  Landlord hereby agrees to use commercially reasonable efforts to cause such issuer to use such form; provided, however, that if such issuer refuses to use such form, Landlord shall be entitled to provide such letter of credit in the form required by such issuer subject to Tenant's approval thereof, which approval shall not be umeasonably withheld, delayed, or conditioned.  In the event the issuer of the Letter of Credit is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, Letter of Credit shall be deemed to not meet the requirements of this Section, and, within thirty (30) days thereof, Landlord shall replace such Letter of Credit with a new letter of credit satisfying the requirements of this Section (and Landlord's failure to do so shall, notwithstanding anything in the Lease to the contrary, constitute an event of default for which there shall be no notice or grace or cure periods being applicable thereto).  Landlord shall be responsible for the payment of any and all costs incurred with the review of any replacement Letter of Credit (including without limitation Tenant's reasonable attorneys' fees), which transfer or replacement is required pursuant to this Section.  Tenant shall surrender the Letter of Credit upon the earlier to occur of (i) the date that is ten (10) days after the Building, Common Areas and Tenant Improvements are Substantially Completed, without any Tenant Cure being undertaken by  Tenant; and (ii) within thirty (30) days after the completion by Tenant of the Tenant Cure and the full occupancy of the Property by Tenant.  Prior to exercising its right to a Tenant Cure, Tenant shall first provide to Lender notice of such Construction Breach and a thirty (30) day period in which to cure such Construction Breach or to provide to Tenant written assurances, reasonably acceptable to Tenant, that such mortgagee shall timely and fully cure such Construction Breach and complete the construction obligations of Landlord set forth in this Lease.  If such mortgagee elects to cure the Construction Breach, the costs and expenses incurred by such mortgagee or Landlord relating to such Construction Breach shall not be recaptured as rent under this Lease or affect the Tenant Improvements Allowance in any way.

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(f) Limitation. Tenant shall not have the right to exercise a Tenant Cure, if Landlord's default is caused by circumstances beyond Landlord's reasonable control; provided, that Landlord (i) promptly notifies Tenant upon Landlord becoming aware of the circumstances which will cause delay, as well as what actions Landlord will take to minimize the delay and the anticipated length of the delay, (ii) keeps Tenant apprised of Landlord's actions to minimize the delay and provides updates to Tenant on the anticipated length of the delay and (iii) proceeds diligently to complete construction and tender possession of the Premises to Tenant as promptly as possible. For purposes of this Agreement, the term "circumstances beyond Landlord's reasonable control" shall mean acts of God; epidemics; weather of unusual severity and duration; earthquake; flood; fire and/or explosion not caused by Landlord's negligence; riot; mob violence or sabotage; unforeseeable failure of transportation; condemnation or public requisition; or the passage of new laws or orders of government or civil or defense authorities.  Specifically excluded from "circumstances beyond Landlord's reasonable control" are delays resulting from Landlord's (a)  inability to obtain financing or lack of capital, (b) failure to obtain Permits and Approvals from governmental authorities if such failure is the result of Landlord's failure or delay in making timely application therefor or lack of due diligence in respect thereof; or (c) failure to promptly and diligently commence and pursue construction within the time requirements set forth herein. The time period provided herein for any delay in performance by Landlord shall only include the actual period of delay caused by such circumstances beyond Landlord's reasonable control.

(g) Reinstatement.  If the Construction Breach is due to Landlord's failure to commence construction of the Basic Building, Common Areas or Tenant's hnprovements by the Construction Start Date, or thereafter diligently and continuously to prosecute completion thereof, then Tenant shall have the further right, in addition to and not in limitation of the rights provided above, to terminate this Lease upon notice to Landlord.  IfTenant terminates this Lease pursuant to this Section 24(g) or Section 24(d), the 1700 Pennbrook Lease and the 2100 Pennbrook Lease shall be reinstated as of the date of such termination, as if the Conversion had not occurred, notwithstanding anything to the contrary provided above in Section 2(h), and shall thereafter continue in full force and effect, modified, as to the rent payable thereunder only, as provided in Section 2(h); provided, further, that Tenant shall have the right at any time thereafter to terminate either the 1700 Pennbrook Lease, the 2100 Pennbrook Lease, or both, upon not less than six (6) months prior notice to Landlord.

(h) Credit. All amounts to which Tenant may become entitled to receive from Landlord on account of any breach by Landlord of its obligations hereunder may be offset, together with interest thereon at the rate of ten percent (10%) per annum until full offset or payment of such amounts, against Tenant's obligations for rents and any other amounts payable by Tenant hereunder.

25.  Representations of Tenant. Tenant represents to Landlord and agrees that:

(i) The word "Tenant" as used herein includes the Tenant named above as well as its legal representatives, successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord.

(ii) IfTenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this Lease at the time of such execution.

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26. Liability of Landlord. The word "Landlord" as used herein includes the Landlord named above as well as its authorized representatives, successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Property, except for obligations already accrued. Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord's successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. From and after the Commencement Date, neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises, and if Landlord is to breach or default with respect to Landlord's obligations accruing under this Lease or otherwise from and after the Commencement Date, Tenant shall look solely to the equity of Landlord in and proceeds from the Property for the satisfaction of Tenant's claims. Notwithstanding the foregoing, no mortgagee or ground lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessoryrights) shall be (a) liable for any previous act or omission of a prior landlord (b) subject to any rental offsets or defenses against a prior landlord or (c) bound by any amendment ofthis Lease made without its written consent, or by payment by Tenant of Minimum Annual Rent in advance in excess of one monthly installment.

27.  Interpretation; Definitions.

(a) Captions. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope or intent thereof.

(b) Entire Agreement. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word "including" followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. Both parties having participated fully and equally in the negotiation and preparation ofthis Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Covenants. Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

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(d) Interest. Wherever interest is required to be paid hereunder, such interest shall be at the highest rate permitted under law but not in excess of fifteen (15%) per annum.

(e) Severability; Governing Law. If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(f) "Mortgage" and "Mortgagee." The word "mortgage" as used herein includes any lien or encumbrance on the Premises or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord's interest is or becomes a leasehold estate. The word "mortgagee" as used herein includes the holder of any mortgage, including any ground lessor if Landlord's interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

(g) "Person." The word "person" is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.

28.  Notices. To be effective, any notice or other communications under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified at the beginning of this Lease (or to such other address as either may designate by notice to the other) with a copy to any mortgagee or other party designated by Landlord or Tenant. Following the Commencement Date, any notice required to be given to Tenant shall be sent to Tenant at ICON, pie, South County Business Park, Leopardstown, Dublin 18, Ireland, Attention: Vice President of Facilities Administration, with a copy sent to: ICON, pie, South County Business Park, Leopardstown, Dublin 18, Ireland, Attention:  General Counsel, and to McCausland Keen & Buckman, Radnor Court, Suite 160, 259 N. Radnor-Chester Road, Radnor, PA 19087, Attention: Real Estate Partner.  Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on any business day delivery is refused. The giving of notice by a party's attorneys, representatives and agents under this Section 28 shall be deemed to be the acts of the party; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.

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29. Guaranty.  Not later than September 15, 2012, Tenant shall deliver to Landlord a lease guaranty in the form attached hereto as Exhibit "H" fully executed by ICON, plc (the "Guaranty").  Subject to no material adverse change in the financial condition of Tenant having occurred as of the commencement date of the first Renewal Period, the Guaranty shall terminate upon the commencement of the first Renewal Period and shall not be required during any Renewal Period.

30.  Option to Renew.

(a) Renewal Right. Provided Tenant is not at the time of exercise in monetary default beyond any applicable notice and grace period, under the terms and conditions ofthis Lease, Tenant may extend the Term for two (2) additional period of five (5) years (each a "Renewal Period") by giving written notice to Landlord thereof at least ten (10) months prior to the then scheduled expiration date of the Term (each, a "Renewal Notice").  IfTenant has not provided a Renewal Notice to Landlord pursuant to the preceding sentence, then at least nine (9) months prior to the expiration of the initial Term or a Renewal Period, as applicable, Landlord shall provide written notice to Tenant notifying Tenant of Tenant's right to renew as provided in this Section 30 (a "Landlord Reminder").   IfTenant fails to provide a Renewal Notice within ten (10) days after Tenant receives the Landlord Reminder (the "Reminder Deadline"), then Tenant's right to renew hereunder shall automatically lapse and be of no further force or effect.  IfTenant does provide a Renewal Notice prior to the Reminder Deadline, then Tenant shall be deemed to have properly exercised its renewal option.  Each such notice shall specify whether Tenant will lease, at Tenant's sole option, either all or less than all of the space in the Building during such Renewal Period; provided, that Tenant must lease at least 95,920 rentable square feet; and further, provided, that ifTenant elects to lease less than all of the space in the Building for any Renewal Period, (i) Landlord and Tenant shall work together in good faith to agree upon the configuration of the space to be so leased by Tenant, taking into consideration leaseability and access to common facilities; (ii) Tenant's Proportionate Share shall be adjusted to reflect the portion of the Building's rentable square footage to be so leased by Tenant; (iii) exterior Building signage shall be allocated among all Building occupants based upon the relative sizes of their respective premises; and (iv) Tenant may not thereafter elect to lease any such space which was not leased during a subsequent Renewal Period, absent Landlord's written consent.  Any space in the Building which Tenant so elects not to lease must have access to means of ingress and egress (including elevator or lobby areas, as applicable, and fire stairs) and must be of a configuration which is readily leaseable by another tenant, as reasonably determined by Landlord and Tenant. Tenant shall be responsible for the costs of any renovations necessary to divide the Building and demise the Premises, which costs may be paid by Tenant utilizing the allowance amounts to be made available by Landlord hereunder.

(b) Terms.  The terms and conditions of the Lease, as amended hereby, during the Renewal Period shall be identical to those in effect during the initial Term hereunder, except that the Minimum Annual Rent shall be as provided below, the Guaranty shall no longer be in force or effect, and shall be null and void, neither the Tenant Improvement Allowance or the Space Plan Allowance shall be applicable, and, ifTenant is leasing less than 100% of the rentable square footage of the Building, Tenants' obligations for Annual Operating Expenses shall be pro-rated on a rentable square foot basis.

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(c) Process. Within 30 days after Landlord's receipt of notice from Tenant that Tenant elects to renew the Term of this Lease, Landlord shall give written notice to Tenant setting forth the Minimum Annual Rent Landlord will charge for the Premises during the applicable Renewal Term which Base Rent shall be 95% of the Fair Market Rent (as hereinafter defined) for the Premises as reasonably determined by Landlord as of the date of receipt of Tenant's notice. Within 20 days after receipt of such notice from Landlord, Tenant shall give written notice to Landlord either (i) accepting Landlord's proposed Fair Market Rent, or (ii) rejecting Landlord's proposed Fair Market Rent. IfTenant rejects the Fair Market Rent, this Lease shall expire at the end of the then current Term; provided, however, that ifTenant wants to renew the Term but disputes Landlord's determination of the Fair Market Rent, Tenant within such 20-dayperiod  shall give notice to Landlord of its election to renew the Term and of Tenant's determination of 95% of the Fair Market Rent, whereupon the parties shall have 15 days to agree upon the amount that is 95% of Fair Market Rent for the applicable Renewal Term (the "Negotiation Period"). If the parties do not agree upon the Fair Market Rent for the applicable Renewal Term within the Negotiation Period, the dispute shall be settled by the appraisal method provided below. In any case permitted hereunder where Tenant desires that the Fair Market Rent be determined by appraisal, Tenant shall so notify Landlord and within 15 days following such notice Landlord and Tenant shall each designate an independent certified appraiser, who shall be a member of MAI, to act on such party's respective behalf and shall jointly select a third independent certified appraiser, who shall be a member of MAI, to act as arbiter. IfLandlord and Tenant are unable to agree upon an arbiter within such 15-day period, the two designated appraisers shall agree upon an arbiter within 10 days following the date the last one of the two was appointed. Each party shall be responsible for the cost of its designated appraiser and the parties shall share equally in the cost of any such independent arbiter. Within 30 days of their appointment, each designated appraiser shall establish a Fair Market Rent and within 15 days thereafter, the arbiter shall select one of the two determinations and an amount equal to 95% of the determination so selected shall be the Minimum Annual Rent.  Such decision shall be binding on the parties. The Term "Fair Market Rent" shall mean the base rent per rentable square foot that a willing, comparable, non-equity, non-renewal, non-expansion new tenant would pay and a willing landlord would accept at arm's length, giving appropriate consideration to annual rental rates per rentable square foot, the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, CPI), free rent during the period of construction or any other period during the lease term, brokerage commissions, length of lease term, size and location of premises being leased,  building standard work letter and/or tenant improvement allowances, if any, and other generally applicable terms and conditions of tenancy for a multi-tenant office building in the Upper Gwynedd, Montgomery County, PA market.  Notwithstanding the foregoing, in no event shall the Minimum Annual Rent during either Renewal Period be less than those amounts per rentable square foot as follows:

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	Space in 1700 Pennbrook or 2100 Pennbrook	Space in the Connector Building

First Renewal Period	$19.80	$23.60
Second Renewal Period	$21.80	$25.60

29. Waiver of Liens.  At Tenant's request, and in order to aid Tenant in the financing of any or all of its personal property, equipment and/or trade fixtures located at the Premises, Landlord shall execute any document, including but not limited to, a waiver of liens, reasonably requested by Tenant's lender confirming that any and all rights of Landlord with respect to Tenant's personal property, equipment and trade fixtures are subject and subordinate to the rights and security interests of Tenant's lender, and that Landlord will cooperate with Tenant's lender's efforts to inspect and/or remove such personal property and trade fixtures in the exercise of its rights against Tenant.

30. Brokers. Each of Landlord and Tenant represents and warrants to the other that it has engaged no broker in connection with this Lease other than Studley, Inc. who shall be entitled to commissions from Landlord in accordance with a separate agreement.  Each of Landlord and Tenant agrees to indemnify, defend, and hold the other harmless from and against any claims made by any other broker engaged by it, or claiming to have been engaged by it, in connection with this Lease.

31. Joinder. Landlord shall cause each of Patriarch I, L.P. and Pennbrook Development Partners to join in this Agreement by executing and delivering the Joinder attached hereto and made a part hereof concurrently with the execution and delivery of this Lease by Landlord.

[SIGNATURES APPEAR ON NEXT PAGE]

44

IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, Landlord and Tenant have executed this Lease.

PENNBROOK DEVELOPMENT PARTNERS 2100, L.P.

By: Pennbrook Development Partners 2100, LLC, its general partner

By: /s/ Anthony Imbesi
Name: Anthony Imbesi
Title: VP
Date Signed: 8/30/12

ICON CLINICAL RESEARCH, INC.

By: /s/ Diarmaid Cunningham
Name: Diarmaid Cunningham
Title: Secretary
Date Signed: 8/30/12

Tenant is a Pennsylvania corporation

[JOINDER ON NEXT PAGE]

SIGNATURE PAGE

JOINDER

PENNBROOK DEVELOPMENT PARTNERS, a Pennsylvania general partnership ("PDP"), and PATRIARCH  I, L.P., a Delaware limited partnership ("Patriarch"), for good and valuable consideration, the receipt and sufficiency of which is acknowledged and intending to be legally bound hereby, join in the execution of this Lease, knowing that Tenant is relying upon such joiilder in entering into this Lease, to acknowledge:

(a) PDP and Patriarch represent and warrant that they are the fee owners of 2300 Pennbrook and 1700 Pennbrook, respectively, (collectively, the "Contributed Property") which property, when taken together with 2100 Pennbrook, will constitute all portions of the Property, including the Building and Common Areas, and the land upon which the Connector Building is to be constructed;

(b) PDP's and Patriarch's agreement to contribute the Contributed Property to Landlord no later than the date of the Conversion;

(c) PDP's and Patriarch's acceptance of and agreement with the terms and conditions ofthis Lease, including without limitation, Tenant's remedies; and

(d) PDP's and Patriarch's agreement to use their good faith and best diligent efforts to work cooperatively with Landlord in the performance of Landlord's obligations under this Lease, including the satisfaction of the various conditions set forth in Section 2 of this Lease.

Capitalized terms used in this Joinder, but not defined herein, shall have the meanings ascribed thereto elsewhere in this Lease.

JOINDER

This Joinder shall inure to the benefit of Tenant and be binding upon the parties hereto and their respective successors and assigns.

PENNBROOK DEVELOPMENT PARTNERS

By:	Patriarch Development, L.P ., its general partner

	By:	Patriarch Management, LP, its general partner

By: Patriarch Management, LLC, its general partner

By: /s/ Anthony Imbesi
Name: Anthony Imbesi
Title: Member
Date Signed: August 30, 2012

PATRIARCH I, L.P.

By:	Patriarch Management, L.P., its general partner

	By:	Patriarch Management, LLC, its general

By: /s/ Anthony Imbesi
Name: Anthony Imbesi
Title: Member
Date Signed: August 30, 2012

JOINDER - PAGE 2

EXHIBIT "A"

PLAN SHOWING PREMISES

EXHIBIT A

EXHIBIT 'A'

PENNBROOK DEVELOPMENT PARTNERS
RCMA
Graphic Scale

EXHIBIT "A-1"

LANDLORD'S  WORK

1.	Basic Building
2.	Common Areas

EXHIBIT A-1

EXHIBIT ‘A1a’

June 27, 2012

Icon Clinical Research
Penn brook Business Center
2 STORY CONNECTOR BUILDING
SCOPE OF WORK
Revised 06/27/12

1.   SITEWORK: New building pad in location of existing paved parking area; re-locate existing sanitary sewer to outside building footprint as shown on the site plan; remove existing water service and easement running on the north side of 1700 and re-locate as shown on the site plan; Cut in preparation of new building pad to align with elevation of bldg. 2100 first floor slab; Soil and erosion control; strip and spread topsoil; site grading sanitary sewer; storm sewer; 2"domestic and 6" fire water service; 6" 2a modified base, 4.5"BCBC binder, 1.5" wearing surface bituminous paving; pavement  markings and signs; concrete curbs, sidewalks,  lighting, and

2.   LANDSCAPING: All landscaping plants and seeding by  landlord and will be shown on final landscape plan.

3.   DEMOLITION: Selective demolition of the building exterior skin at both 1700 and 2100 as shown on the plans.

4.   CONCRETE: First floor shall be 4" reinforced concrete, 3,500 psi over 4" crushed stone with a floor flatness ofFF25/FL20 minimum average that is verified by an independent testing agency hired by contractor. The second  floor will be concrete slab poured on metal decking consisting of 5½ reinforced slab, 3,500 psi, 4" slump with minimum average FF25 that is verified by an independent testing agency hired by contractor. All concrete slab surfaces are to be installed ready to receive carpet that complies fully with Section 6.2 of the Standard for Installation of Commercial Textile Floor Covering Materials as prepared by the Carpet & Rug Institute. CRI 104-1994 (or any subsequent updates).  Evidence of such shall be submitted to the Owner in the form of Alkalinity and moisture tests conducted in accordance with the recommendations made in CRI 104-1994. ; Vapor barrier; elevator pit; concrete fill for stairs.

5.   FOUNDATIONS: Provide all concrete work  including column footings and piers as required to support floors, walls and structural members.   Provide and install a foundation  insulation  of 2" perimeter  isocyanurate  insulation.   Column footings for the new connector building along the face of the existing walls at 1700 and 2100 will need to be designed to bridge over so as not to over load existing column footings. See attached footing plan  and section sketches.

2540 Renaissance Boulevard | Suite 100 | King of Prussia, PA 19406 | www.d2.com
610.238.0330 p | 610.238.0299 f

EXHIBIT ‘A1a’

June 27, 2012

6.      STRUCTURAL FRAME: Structural steel columns and beams; steel joists; metal floor and roof deck; angle support frame for cold formed metal panels(CFMP panels); galvanized / painted framing for roof screen; floors designed for 100 pound live load which would included Tenant furniture, equipment and wall partitions. The floor to floor height of the building on the first floor shall be designed to align with the finished floor elevation of the building at 2100 on the ground level and the finished floor elevation of  building at 1700 at the second floor. The first floor will be +/- 16'- 2" and will accommodate a clear finished ceiling height of 12'-0". The floor to floor height on the 2nd floor will be designed to match the floor to floor height of 1700 building at the second floor. The second floor will be +/- 15'-8" with a clear finished ceiling  height  of 9'-0"

2540 Renaissance Boulevard | Suite 100 | King of Prussia, PA 19406 | www.d2.com
610.238.0330 p | 610.238.0299 f

EXHIBIT ‘A1a’

June 27, 2012

7.   MISCELLANEOUS METALS: Two (2) metal pan stairs; handrail at enclosed egress stairs; One (1) monumental stair priced as add alternate w/ open risers terrazzo treads, butt-glazed glass railing system wl stainless steel cap priced as add alternate (refer to Attachment ”A”); connector bridge, steel frame, concrete on metal deck floor, butt-glazed  glass railing system w/ stainless steel cap; elevator pit ladder; roof access ladder; channel supports for counter tops in toilet rooms.

8.    EXTERIOR WALL FRAMING: 6" x  18 gauge metal  stud @  16" o/c;  6" R-19 fiberglass batt insulation; ½,''dense glass gold sheathing; Tyvek air infiltration barrier; 16 gauge for the isolated  locations with full height studs at the first floor.

9.    EXTERIOR WALL PANELS:

 a. Alucobond aluminum composite exterior wall panels with concealed fasteners 4mm thickness; Rout and return wet seal system; PVDF MICA PEARLESCENT -3 Coat finish

10.   FLOOR EXPANSION JOINT:   Wabo  Fast Wrap,  Low  Profile-Floor  (Model "LPF"), Plaza (Model "LPP") or carpet (Model "'LPC") Expansion  Control System for interior floors located at 2nd floor level continuous slab conditions shown on the plan at the intersection of the connector building and the existing floor slabs at 1700 and 2100.

11.      ROOF TO WALL EXPANSION JOINT:  Construction Specialties BRJW 600 series, stainless steel flange; neoprene 60 mil.

12.      ROOFING:  Furnish and install Firestone or Carlisle 0.045 Black EPDM fully adhered fastened roof system; R-24 ( 4"total thickness)  isocyanurate  insulation 2 layers with staggered joints;  one (1) roof hatch; clear anodized  aluminum parapet wall coping; Atas 24 gauge equipment screen in standard Kynar colors; Firestone Red Shield NOL warranty 10 year on workmanship, 20 year on membrane; caulking. Roofing to follow "energy Star" criteria. General contractor to provide all rigid insulation boards, curbs, caps/copings, vents, access hatches, roof drains, scuppers, over-flow drains and pitch pockets as appropriate to address roof access, maintenance and drainage work.

13.      SPRAY FIREPROOFING:  Cementitious Spray fireproof structural steel framing members supporting stairs and elevators, as required by code; fire stop at edge of upper floor slabs; Structural steel framing members and metal deck 10'-0" from 2100 building at roof of connector building 2 story open lobby.

14.   ROOF SCREEN:  Furnish and  install 24 gauge, Atas flush seam, 12" wide DSF- 120 Equipment  roof screen panels

2540 Renaissance Boulevard | Suite 100 | King of Prussia, PA 19406 | www.d2.com
610.238.0330 p | 610.238.0299 f

EXHIBIT ‘A1a’

June 27, 2012

15.   WINDOWS AND ENTRANCES:
       a. Curtainwall System: Frames to be thermally broken with clear anodized finish.
 Manufacturer: Kawneer  1600 Wall System 1 or 2 or approved equal; (See building elevations for mullion types. quantities and locations.
b.   Store front window system frames to be thermally broken with clear anodized fmish. Manufacturer: Kawneer Aluminum 451 T or approved equal
c.   All window systems to be front glazed.
d.   The vision glass will be 1" insulated unit, incorporating reflective ¼'' Low-E glass in either of the aforementioned  framing systems.  Minimum performance requirements, Solar Heat Gain Coefficient (SHGC) 39 or less; Fixed U-Value .57 or less.
e.   Spandrel units will either be insulated  1” glazing panel as indicated above with an opacifier coating on the glass lite #4 (White).
f.    Final approval of all glass and glazing system components require a sample and mock-up panel approved by the Architect and Owner prior to fabrication.
g.   Entrance doors shall be 350 Kawneer or approved equal; medium stiles; furnish and install additional aluminum door for the kitchen entrance; furnish and install electric latch retraction rim exit device with power supply for main entrance door, vestibule exit door, 2 stair exterior doors and kitchen entrance door; Small front canopy at front entrance constructed with steel framing and clad with Alucabond or equal cladding, will be provided. Price as add alternate 3 sets 6' x 8 entry doors at rear first floor as shown on the plans. (refer to attachment "A”)

16.   SKYLIGHT: Oldcastle Building Envelope Naturalite BMS-3000 Sloped Glazing System priced as add alternate.
a.  Framing Members: Fabricate from 6063-T6 extruded aluminum alloy. Include integral gutter system.
b.  Finish: Two Coats 70% Kynar 500/Haylar 5000 resin base fluoropolymer finish complying with AAMA 2605
c.   Glazing Technique: Two sided structural silicone glazing.
d.   Glazing: 1 3/16" insulated two-sided glazing units dual sealed with primary seal of polyisobutylene and secondary seal of two-part silicone; IGCC Class A rated
e.   Glazing Gaskets and Blocking: Extruded, dense EPDM black rubber gaskets below glazing infill.  Extruded closed-cell sponge EPDM black rubber gaskets above glazing infill. Silicone setting blocks.
f.    Anchors and Fasteners: Cadmium plated non exposed; Stainless steel exposed to weather.
g.   Sealants: Dow Corning 795 silicone sealant,

17.      H.M. DOORS, FRAMES AND FINISHED HARDWARE:  Interior Frames: Knock down hollow metal; Interior doors: Solid core birch veneer wood doors; finished hardware sets; no tenant entrance doors; furnish and install exit device at stair doors with electric unlock function with cylinder bypass and power supply with fire alarm interface.

2540 Renaissance Boulevard | Suite 100 | King of Prussia, PA 19406 | www.d2.com
610.238.0330 p | 610.238.0299 f

EXHIBIT ‘A1a’

June 27, 2012

18.      CARPENTRY AND MILLWORK:

Install solid core, birch veneer wood doors and hollow metal frames, and hardware. Provide all fire treated rough carpentry as required  for the construction of the building in the shell and core areas including toilet, mechanical, electrical, telephone and elevator rooms.  Roof blocking and backboards for telephone and electrical equipment are included.

19.      CORE AREA FINISHES:

a.  1 Hour fire rated shaft wall assembly enclosing structure of new connector building adjacent to the south wall of the 2100 building; return and fire caulk at existing window heads, and sills; Provide concealed sprinkler heads in soffits at all floor levels both sides of  each existing window on the south side of2100 as shown on the plans.
b.  Drywall partitions to be 3 5/8'', 25 gauge metal studs with 5/8" drywall; tape and spackle on all base building drywall, on Tenant side of all fire stairs, elevators, bathrooms, electrical rooms, telephone rooms, and janitor closets; drywall  light cove in toilet rooms; foiled faced FSK insulation at perimeter walls.
c.  Acoustical ceiling tile in toilet rooms to be Armstrong "Dune" 2 x 4 lay-in, non-directional, fine textured tile in standard  15/16" grid;
d.  Furnish and install ceramic  tile floors in toilet rooms; furnish and install  ceramic tile on wet walls to ceiling of toilet rooms, provide mid-grade wall covering on other walls;
e.  Mid range local Granite or Solid Surface material counter tops with recycled content, Avonite or equal, and under mount sinks in toilet rooms;
f.  Pre-finished doors,  painted frames, drywall partitions, stairs and handrails; floor mounted  toilet partitions, toilet accessories;
g. 1" mini blinds on all windows which shall be installed after substantial  completion of the Tenant Improvements  but prior to Lease Commencement Date.
h. Lobby areas all wall and ceiling surfaces to be finished with GWB & prepped to receive Tenant's finishes.
i.  Inside face of exterior walls within Tenant Spaces to be left unfinished. GWB and window sills to be installed as part of future tenant work and should not be included in Base Building construction.

2540 Renaissance Boulevard | Suite 100 | King of Prussia, PA 19406 | www.d2.com
610.238.0330 p | 610.238.0299 f

EXHIBIT ‘A1a’

June 27, 2012

20.   ELEVATOR:  Furnish and install two (2) Schindler (or equal) holeless Elevators, One 2,500 pound passenger elevator and one 3,500 pound capacity combination freight and passenger elevator; #4 brushed stainless steel ceiling with 6 down lights; #4 stainless steel  finish  for entrance door and  frame; Wood veneer  interior  wall panels;  1½”round  handrail inside car; provide wiring from the elevator cab to the machine room for card reader and security.   Card reader  to be furnished  by others. Elevator  speeds are 125 fpm, and the 3,500 pound  elevator  to have minimum  7'-0" clearance.

2540 Renaissance Boulevard | Suite 100 | King of Prussia, PA 19406 | www.d2.com
610.238.0330 p | 610.238.0299 f

‘EXHIBIT‘A1b’

ICON Building Connector
North Wales, PA
9/27/11

Statement of Criteria for MEP/FP Systems

HVAC

Summary

The HVAC system consists offour-(4), VAV packaged RTU's dueled to the Office, Atrium/Core,  Fitness Center, and Kitchen/Cafe areas.  Medium pressure supply ductwork will be routed horizontally on each floor and vertically within duct shafts.  Return ductwork will be routed from each unit to the isolated ceiling plenum of each area.  VAV boxes will be provided for all interior core spaces and Series Fan Powered Fan Terminal Units will be provided for any exterior base building spaces.  Branch ductwork and diffusers will be connected to all VAV's and FTU's serving Atrium/Core areas only.   Exhaust ductwork will be routed from Toilet and Utility rooms and rise vertically within duct shafts to rooftop exhaust fans.  A new independent BAS system will be installed to control and monitor all new HVAC systems or, alternatively, tied into the existing Building 2100 Building Automation System.

Codes and Standards
2009 International Mechanical Code.

ASHRAE Standard 15-2007 Safety standard for Refrigeration Systems.

ASHRAE Standard 34-2007 Designation and Safety Classification of Refrigerants. ASHRAE Standard 62-2007 Ventilation for Acceptable  Indoor Air Quality.

 ASHRAE Standard 90.1.2007 Energy Standard for Buildings Except Low Rise Residential Buildings, I-P Edition.

SMACNA HVAC Air Duct Leakage Test Manual, 1st Edition, 1985.

SMACNA HVAC Duct Construction Standards,  Metal and Flexible, 2nd Edition, 2005.

HVAC Design Criteria

Environmental  Design Criteria

Design of the facility is to follow the Codes and Regulations deemed appropriate under the jurisdiction  of the project site.

Ambient  Weather Crileria

•	Winter oonditions are to be based on the climatic design conditions, dry bulb (DB) and wet bulb (WB), as outlined in the ASHRAE Fundamentals Handbook and ASHRAE Standard 90.1 for the 99.6 percentile.

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© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

•	Summer conditions are to be based on the climatic design conditions, dry bulb (DB) and wet bulb (WB), as outlined in the ASHRAE Fundamentals Handbook and ASHRAE Standard 90.1 for the 1.0 percentile.

Space Temperature and Humidity

In general, indoor office space design conditions are relative to the comfort level of the occupants.  Space design conditions, dry bulb (db) and relative humidity {RH) should be as follows unless otherwise noted:

•	Summer:	75'F db Max.	60% RH Max.

•	Winter:	70'F db Min.

Provide Fitness Center with cooling and heating as required.  Space design conditions, dry bulb (db) and relative humidity (RH) should be as follows:

•	Summer:	78'F db Max.	60% RH Max.

•	Winter:	70'F db Min.

Provide Cafe with cooling and heating as required.   Space design conditions, dry bulb (db) and relative humidity (RH) should be as follows:

•	Summer:	75'F db Max.	60% RH Max.

•	Winter:	70'F db Min.

Provide Kitchen areas with cooling and heating as required.   Space design conditions, dry bulb (db) and relative humidity {RH) should be as follows:

•	Summer:	78'F db Max.	60% RH Max.

•	Winter:	70'F db Min.

Provide Utility spaces such as  Mechanical  Equipment  Rooms, Electrical  Switchgear and Transforrner Rooms with cooling and heating as required.  Space design conditions, dry bulb (db), should be as follows:

•	Summer:	105'F db Max.

•	Winter:	60'F (16'C) db.

Ventilation Criteria

The HVAC system will maintain constant ventilation air flow to control indoor air contaminants and odors. ASHRAE Standard 62 will be used as a basis to determine the proper ventilation rates and system design.

Where  exhaust systems  are located, outside air will  be provided as necessary to satisfy  the  exhaust make up air.  A monitoring and control system will be provided to monitor and control outdoor air volume.

Pressurization Criteria

The building should be maintained positively pressurized relative to the exterior to minimize infiltration. Toilet Rooms, Janitor Closets, Mechanical/Electrical Utility Closets and Elevator Machine Rooms, will be maintained under negative pressure relative to adjacent spaces.

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‘EXHIBIT‘A1b’

Filtration Criteria

Air filtration at the air handling units will be provided with filters having an MERV of 7 as defined by ASHRAE Standard 52-2, 1999 (formerly 25-30% as defined by ASHRAE Standard 52.1).

Acoustical Criteria

Equipment and air devices will be selected based on a resultant space  noise criteria not-to-exceed the following:

•	Corridors and Lobbies	NC-40

•	Mechanical and Electrical Equipment Rooms	NC-65

HVAC Systems

Variable air volume (VAY) packaged rooftop units will be provided to serve each of the following applications:

•	Office - 75 tons

•	Atrium and Core areas - 20 tons

•	Fitness Center - 25 tons•

•	Kitchen I Cafe - 35 tons

* This unit will be installed as part of the core and shell construction, cost of.purchase and installatiori will be deducted from tenant fit out allowance.

Each unit will include a supply fan with premium efficiency motors and variable frequency drives, return fan with premium efficiency motors and variable frequency drives, DX cooling coil, electric heating coil, 85% efficient cartridge filters, 30% efficient fiat filters, and economizer. The unit will provide a constant 55°F supply air temperature to the spaces.

Acceptable manufacturers are Carrier, York Johnson Controls, Trane, or McQuay.

Makeup Air Systems (Add Alternate)

A constant volume rooftop makeup air unit will be provided to serve the kitchen hood. The makeup air will be based on the size of the hood (assume 3000 CFM).

The unit will include a supply fan with premium efficiency motor, DX cooling, electric heating coil, 30% efficient fiat filters, and intake hood. The unit will provide a constant 70°F supply air temperature to the hood.

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‘EXHIBIT‘A1b’

Exhaust Systems

Toilel Rooms

Provide one roof mounted downblast type centrifugal exhaust fan for the toilet rooms and janitor closet. The exhaust will be based on a minimum of 75 CFM per toilet or urinal.

Utility Rooms

Provide one roof mounted downblast type centrifugal exhaust fan for the electrical, mechanical, and elevator machine rooms.  The exhaust will be based on a minimum of 1 CFM per square foot.

Locker Rooms (Add Alternate)

Provide one roof mounted downblast type centrifugal exhaust fan for the locker rooms,  The exhaust will be based on a minimum of 50 CFM per shower and 1 CFM per square foot.  (Refer to Attachment 'A')

Dishwasher (Add Alternate)

Provide one roof mounted upblast type centrifugal exhaust fan for the dishwasher.   The exhaust will be based on dishwashing equipment (Assume 500 CFM).  (Refer to Attachment 'A')

Grease Exhaust (Add Alternate)

Provide one roof mounted upblast type, grease rated, centrifugal exhaust fan for the Type 1 Hood.  The exhaust will be based on hood (Assume 5000 CFM).  (Refer to Attachment 'A')

Air Distribution

The  following  items will  be included  in the air  distribution systems as related to the atrium, and lobby, restrooms, and mechanical space:

•	Linear diffusers will be provided at perimeter walls in the atrium and lobby,

•	Interior diffusers will be louvered face 24 inch by 24 inch in the restrooms and mechanical spaces.

•	Fire dampers shall be provided where required by the International Mechanical Code.

•	Volume dampers shall be provided to facilitate air balancing.

•	Smoke dampers shall be provided in all air systems 15,000 CFM and over in accordance with the International Mechanical Code requirements.

•	Smoke detectors shall be provided in all air systems 2,000 CFM and over in accordance with the International Mechanical Code.

•	All supply, return, and exhaust (except dishwasher and grease exhaust) air shall be galvanized steel.

•
Ductwork in "H" pattern consisting of approximately 225 LF of horizontal supply ductwork on each floor ranging in size from 65" x 22" to 22" x 7" into future tenant spaces for future connection of VAV units.

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‘EXHIBIT‘A1b’

•	Dishwasher exhaust shall be welded stainless steel (assume 100 LF of ductwork). (Add Alternate)

•	Grease exhaust shall be welded carbon steel (assume 100 LF of ductwork). (Add Alternate)

•	All supply ductwork shall be insulated with 1-1/2 inch batt insulation.

•	Grease exhaust shall be insulated with 1 hour rated fire wrap insulation. (Add Alternate)

•	Supply, return, and exhaust ductwork serving the first floor will be located within a shaft.

•	Access doors shall be provided in the ductwork installed as part of the landlords work, in the following locations:

-   At all automatic control dampers.

-   On both upstream and downstream sides of each reheat coil, sound trap, and in-line fan. On both upstream and downstream side at each duct flow and pressure measuring device. At each duct mounted temperature sensor.

-   At fire dampers, smoke dampers and smoke detectors.

Balancing and Pressure Testing

Testing. Adjusting and Balancing (Applicable to Atrium, Lobby, Toilet Exhaust, and Electrical/Mechanical Exhaust)

All air handling systems, steam system and hydronic systems shall be tested, adjusted and balanced in accordance with the design criteria by a certified testing agency and certified technicians. The agency and technicians shall be certified and trained by either NEBB or AABC.

Test

All duct systems installed as part of landlord work will be pressure and leak tested.

Control System

Provide new BACnet compliant, DDC control system to monitor new systems, capable of setpoint adjustment, scheduling, setpoint trending, remote alarm notification, and password protected web access. Provide new control system in connector building.  Provide separate control system within existing 2100 building.  Confirm existing control system manufacturer prior to submission of pricing.

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‘EXHIBIT‘A1b’

Plumbing

Codes and Standards

International Building Code (IBC).

International Plumbing Code (IPC), 2009 Edition. International Fuel Gas Code (IFGC), 2009 Edition. '

Domestic Cold Water System

The domestic cold water system will be distributed to core areas only.   System capacities will be sized based upon fixture  unit values with appropriate  code factors  and actual  equipment  demands. Water velocity in the branch piping will not exceed 8 feet per second and provisions will be made to arrest water hammer. Piping shall be sized to maintain 25 psig at the most hydraulically remote fixture. Service branches will be located in pipe chases or wall cavities as required. Accessible shut off valves will be specified at all branch piping.

A reduced pressure type backflow preventer will be provided on Ihe new incoming domestic water service. Coordination will take place with the local utility company for the water meter and installation.

Connections from the domestic water system to mechanical systems wlll be provided with reduced pressure type backflow preventers.

Water hammer arrestors will be provided at all locations where automated quick closing valves are installed, such as fiushvalves.

Domestic water piping located within building will be Type L copper. The entire domestic cold water system will be insulated.

Domestic Hot Water System

Domestic hot water will be distributed to core areas only. An electric hot water heater will generate 120°F hot water for distribution.

An expansion tank will be provided on the incoming cold water side of the water heater to absorb expansion and to prevent piping damage.

System capacities will be sized based on fixture unit values with appropriate code factors and actual equipment demands. The domestic hot water piping shall be sized to maintain a minimum of 25 psig at the most hydraulically remote fixture. Water velocity in the hot water distribution piping will not exceed 6 feet per second. Accessible shut off valves will be specified at all branch piping.

Water hammer arrestors will be provided at all locations where automated quick closing valves are installed, such as dishwashers.

Domestic water piping located within building will be Type L copper. The entire domestic  hot water system will be insulated.

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‘EXHIBIT‘A1b’

Sanitary Waste And Vent Systems

The sanitary drain and vent system will be supplied to water closets, urinals, sinks, mop receptors, ftoor drains,  and other locations, where required.

All sanitary drainage, waste and vent piping will be located either below floor slabs, above ceilings, in pipe chases, or in wall cavities. Complete accessibility will be available to all clean outs in the drainage piping system.

Sanitary waste and vent piping located within building will be Hubless cast-iron soil pipe and fittings with stainless steel couplings.

Storm Water System

System capacities will be sized based upon roof square footage with appropriate code tables and factors.

Storm water piping located within building will be Hubless cast-iron soil pipe and fittings with stainless steel couplings.  The roof drain bodies and horizontal piping of the storm water system will be insulated.

Natural Gas System (Add Alternate)

A new natural gas service is anticipated for the future tenant's kitchen. It is noted that a gas line is run in Church Road. We have a phone call into PECO to confirm service from Church Road. We have not heard from PECO at this lime, to confirm if PECO can provide a new service to the building.

Any new piping will be welded or seamless Schedule 40 black steel ASTM A120. Lock up type regulators are required upstream of each connection to ensure proper pressure. (Refer to Attachment 'A')

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‘EXHIBIT‘A1b’

Equipment and Materials

Except as previously identified, the following will be the basis of design for the equipment and materials:

•	Sanitary waste and vent piping: Hubless cast-iron soil pipe and fittings with stainless steel couplings.

•	Storm piping: Hubless cast-iron soil pipe and fittings with stainless steel couplings.

•	Domestic Cold Water Piping: Copper tube Type L with wrought copper fittings and lead free (95/5 Tin Antimony) solder joints

•	Domestic Hot Water Piping: Copper tube Type L with wrought copper fittings and lead free (95/5 Tin Anlimony) solder joints

•	Natural Gas Piping: Welded or threaded Black Steel, Schedule 40.

Plumbing - Fixtures, Equipment and Specialties

•	Plumbing fixtures high efficiency, low fiow type.

1.	Toilets, vitreous china wall hung, dual fiush 0.8/1.6 gpf.

2.	Urinals, vitreous china wall hung, 1.0 gpf.

3.	Lavatories, vitreous china wall hung, battery sensor faucet, 0.5 gpm aerators.

4.	Electric Water Cooler, self-contained, wall mount, electric refrigerated individual unit on each floor.

5.	Mop Service Basin, floor mounted molded stone, minimum 24"x24" with wall mounted faucet with bucket hook and integral vacuum breaker.

6.	Exterior Wall Hydrants, non-freeze type with integral vacuum breaker and stainless steel recessed wall box.

•	A temperature limiting device set at 105'F will be provided at all hand washing facilities.

•	Water hammer arrestors: Stainless steel construction, installed as required to absorb hydrostatic shock pressure in the potable water piping system

•	Floor Drain: Cast iron deep seal p-1rap with trap primer connection and nickel bronze strainer.

1.    Floor drains will be provided in toilet rooms and mechanical rooms.

•	Grease Interceptor: recessed floor, steel interceptor with steel cover and flow control device. (add alternate) (Refer to Attachment 'A')

•	Valves: Two piece bronze body ball valves for 2' and smaller. Iron body gate valves for 2-½" and larger.

•	Roof Drain: medium cast iron sump with cast iron dome strainer, under deck clamp and fiashing clamp.

ICON Building Connector
Project No. 11191	8 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

Fire Protection

System Description

The building shall be fully sprinklered with a new automatic wet sprinkler system. The required sprinkler density for the sprinkler system design shall be Light Hazard for all areas.

A double check detector type backflow preventer will be provided on the new incoming fire water service. Design and installation shall be in accordance latest adopted edition of NFPA 13 Installation of Sprinkler Systems and any other applicable codes and standards  as required by the local Authority  Having Jurisdiction (AHJ) and Factory Mutual Insurance (FM).

Components of the sprinkler system shall be UL listed and FM approved and meet all requirements of NFPA 13 and FM.

Contractor is responsible for conducting a flow test  Results of the flow test are to be submitted to the Owner and used by the Sprinkler Contractor to design the sprinkler system for the building.

Fire department connection shall be located within 50 feet of an existing fire hydrant on the site.

Where fire protection systems are required to be protected against earthquake damage by Code, system shall be installed according to the requirements of NFPA 13 to withstand seismic forces.

Codes And Standards

Fire-suppression-system equipment, specialties, accessories, installation, and testing shall comply with the following:

•	2009 International Building Code {IBC)

•	NFPA 13, Installation of Sprinkler Systems.

•	NFPA 25, Standard for the Inspection, Testing and Maintenance of Water Based Fire Protection Systems.

•	NFPA 24, Standard for the Installation of Private Fire Senlice Mains and Their Appurtenances.

•	Factory Mutual Data Sheet 2-8N: NFPA 13 Standard for Installation of Sprinkler Systems.

•	Factory Mutual Data Sheet 3-26: Fire Protection Water Demand for Non-Storage Sprinklered Properties.

ICON Building Connector
Project No. 11191	9 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

Products And Materials

Sprinklers shall be UL listed, FM approved, quick response. ·concealed pendant sprinklers shall be installed in the public areas.  Through the shell space, sprinklers heads shall be installed turned upright.

Install sprinkler heads on either side of the demising wall at the atrium to create a one hour rating in accordance with NFPA requirements.

Sprinkler Pipe and Fittings: Wet System Sprinkler Piping shall be black steel with threaded, grooved or welded fittings. Dry Pipe System Sprinkler Piping shall be galvanized. Wall thickness of pipe shall be as permissible by NFPA 13 and FM.

Underground Piping between Fire Department Connections and Check Valves: Piping shall be galvanized, standard-weight steel pipe with grooved ends; grooved-end fittings; grooved-end-pipe couplings; and grooved joints.  Pipe shall be externally coated and wrapped.

Underground Service-Entrance Piping: Ductile-iron, Class 52, push on, or mechanical-joint  pipe and fittings and restrained joints.  Include corrosion-protective  encasement where required.

A new Service Riser will be provided for Ihe building including alarm check valve(s), How and tamper switches as required to meet NFPA 13 and FM.

Valves:  Valves shall be UL Listed and FM approved with 175 psig minimum pressure rating.

Fire Department Connection shall be exposed, freestanding-type, and meet specifications of local AHJ.

ICON Building Connector
Project No. 11191	10 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

Electrical

Summary

The incoming electrical service for the building will be supplied from the street service of Philadelphia

Electric and Gas Company (PECO).  The electrical service will enter the building via a new outdoor pad mounted utility transformer.  The electric service will terminate into a Main Distribution Panel (MOP) within the building.  The main electrical service will be sized to accommodate approximately 18 Watts/Square Foot (W/SF) of demand load. All power throughout the building will be supplied from the new MOP.  One 480V power feed will be supplied from the MOP to a base building distribution panel on the frrst fioor.  A second 480V power feed will be supplied from the MOP to a base building distribution panel on the second floor.

The electrical infrastructure will include the following:

•	Power feeder circuit wiring/conduit to base building Mechanical and Plumbing related equipment
•	Branch circuit wiring to base building lighting fi tures, receptacle devices, etc.
•	Minimal exit and egress lighting to meet code requirements
•	Exterior lighting at each entry and exit from the building
•	New digital, programmable lighting controller panel to control building lighting
•	New fire alarm system and signaling/notification devices to meet cod requirements
•	Conduit raceways for telecommunication service to the building

Codes And Standards

The electrical engineering design, materials, equipment and workmanship will conform to the latest approved edition of all local and national codes, as well as all applicable laws and regulations or regulatory bodies having jurisdiction over this work. These include, but are  not  limited to,  the  most current edition of following standards and guidelines:

•	NFPA 70: National Electrical Code (NEC).
•	NFPA 72: National Fire Alarm Code.
•	NFPA 101: Life Safety Code.
•	NFPA 110: Standard for Emergency and Standby Power Systems.
•	Institute for Electrical and Electronics Engineers (IEEE).
•	Illuminating Engineering Society (IES) Standards.
•	ANSl/ASHRAEllESNA Standard 90.1-2007 -Sections 9 and 10 (Power and Lighting).

New Main Electrical Service Equipment And Distribution

Base Scope of Work

The incoming electrical service will be sized to accommodate a minimum of 18 Watts/Square Foot r,:N/SF) for the new building.   Based upon an overall building size of approximately 37,000 square feet, the newelectrical service to the building will be rated 1,200 Amps (A) at 480 Volt M. 3 Phase, 4 Wire (W).

ICON Building Connector
Project No. 11191	11 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

The incoming electrical service will be supplied from Philadelphia Electric and Gas Company (PECO) via a new 750kVA (Kilo-Volt-Ampere) outdoor. pad-mounted, liquid-filled utility transformer. 'The PECO utility transformer will be located on new concrete housekeeping pad adjacent to the existing PECO utility transformers on the site.

Transformer Primary and Secondary Conductors and Raceways

The primary, medium-voltage service conductors from the utility company to the transformer will  be provided by PECO. For the medium-voltage service conductors from PECO to the primary side of the new transformer, two 5" Schedule 80 PVC (polyvinyl chloride) conduits shall be routed from the primary windings side of the PECO transformer to a point designated by the utility company.  For  pricing purposes, it may be assumed that the conduit distance from the outdoor transformer to the point designated by PECO is approximately 150 feet.

For    the    secondary,    low-voltage    (i.e.    480V)    service    conductors    that    will    connect    from    the    secondarywinding side of the PECO transformer to the new main distribution panel (MOP), four 4" Schedule 80 conduits (one shall be a designated spare) will be routed underground within a  concrete-encased electrical duct bank. These secondary conduits will be routed into the building and will terminate into the MOP, which will be located in a new main electrical room within the new connector building. The new MDP shall be rated  1200A, 480Y/277V, 3 Phase, 4 Wire, 65kAIC. For pricing purposes, it may be assumed that distance from transformer to the MOP is approximately 200 feet.

Main Distribution Panel (MDP)

The new MDP will be front-connected, front-accessible only and will be rated for 1200A, 480Y/277V, 30, 4W, 65kAIC (Kiloamps Interrupting Capacity) with continuous copper bussing. The MDP will include a 1200A, 3 Pole, 100% rated main circuit breaker with integral ground-fault protection. Four separate sections or cabinets will comprise the MDP.  The secondary conductors from the outdoor, pad-mounted transfonmer will terminate into the first section ol the MDP, which is the utility metering cabinet. The utility metering cabinet will house the Current Transfonmers (CTs) that PECO will utilize lo meter the building's electrical  consumption.

The main distribution panai will include a flush-mounted, muili-function, digital meter that will be microprocessor-based and that will be capable of monitoring power characteristics such as  voltage, current, kW (Kilowatt), kWH (Kilowatt Hours) power factor, etc.

Add Alternate

As an Add Alternate scope of work, the incoming electrical service will be sized to accommodate a minimum of 25 W/SF for the new building. Based upon an overall building size of approximately 37,000 square feet, the new electrical service to the building will be rated 1,600 Amps at 480V, 3 Phase, 4W. (Refer to Attachment 'A')

The incoming electrical service will be supplied from PECO via a new 1000kVA outdoor, pad-mounted, liquid-filled utility transformer. The PECO  utility transformer will be located on new concrete housekeeping pad adjacent to the existing PECO utility transformers on the site.

Transformer Primary and Secondary Conductors and Raceways

The  primary,  medium-voltage  service  conductors  from  the  utility  company  to  the  transformer  will  be provided by PECO.   For the medium-voltage service conductors from PECO to the primary side of the new transformer, two 5" Schedule 80 PVC (polyvinyl chloride) conduits s.hall be routed from the primary windings  side  of  the  PECO  transformer  to  a  point  designated  by  the  utility  company. For  pricing purposes,  it  may  be  assumed  that  the  conduit  distance  from  the  outdoor  translormer   to  the  point designated by PECO is approximately 150 feet.

ICON Building Connector
Project No. 11191	12 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

For the secondary, low-voltage (Le. 480V) service conductors that will connect from the  secondary winding side of the PECO transformer to the new MDP, five 4" Schedule 80 conduits (one shall be a designated spare) will be routed underground within a concrete-encased electrical duct bank. These secondary conduits will be routed into the building and will terminate into the main distribution panel, which will be located in a new main electrtcal room within the new connector building. The new MDP shall be rated 1600A, 480Y/277V, 3 Phase, 4 Wire, 65kAIC. For pricing purposes, it may be assumed that distance from transformer to the MDP is approximately 200 feet.

Main Distribution Panel (MDP)

The new MDP shall have the same characteristics as described under the Base scope of work with the exception of the equipment rating, which shall be 1,600 Amps under the Alternate scope of work.

Building Power Distribution

Base Building Power Distribution

Landlord will provide step down transformers and panels for the core area only.  All other distribution shall be tenant finish.

A dry-type, voltage-reducing transformer will be located on the first floor to provide 208Y/120V power to one 208Y/120V  receptacle distribution panelboard. 208V and 120V receptacle loads for  base building spaces such as the main lobby, atrium, toilet rooms, janitorial closets, etc. will be supplied from the house branch circuit panelboard. Equipment within the scope of this project will be rated to operate from 480V, 277V, 208V, and/or 120V power.

Two 4" conduits from the main electrical room to the second floor, for tenant use, shall be provided.

New Systems And Equipment - Design Criteria

Power Requirements and Conductors

All electrical and equipment grounding conductors will be copper and UL-listed with a minimum insulation temperature rating of 75°C. Conductor insulation will be 600V, type THHNffHWN. The  minimum conductor size for power will be no smaller than #12 AWG (American Wire Gauge) and no smaller than #14  for  control/communication   wiring.     Each  circuit  will  contain  its  own  dedicated  copper  neutral conductor.  Under no circumstances will neutral conductors be shared between circuits.

Conduit Raceways

The minimum conduit trade size permissible for power conductors is 3/4 inch and 1/2 inch for control/communication conductors. All indoor feeder conductors will be contained within electrical metallic tubing (EMT) with compression-type fittings. EMT conduit will also be utilized for lighting and receptacle branch circuits, fire alarm system circuits, and security and telecommunication circuits.

Electrical Devices

Standard convenience receptacles will be specification grade, duplex, NEMA 5 20R, and will be rated for 125V, 20A  operation.    Ground-fault  circuit  interrupter  (GFCI)  receptacles will  be specification  grade,
NEMA 5-20R, and will be rated for 125V, 20A operation.

ICON Building Connector
Project No. 11191	13 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

Panelboards

All panelboards and associated overcurrent protection devices will be rated for the normal load current and the maximum available short circuit current. Each panel will be housed in a steel cabinet with a hinged locking door. Panel enclosures located in dry locations will be rated for NEMA 1 use in general purpose areas. Panel enclosures located in wet locations or outdoors will be rated for NEMA 3R use. Each panel will contain copper bus bars, a 100% rated copper neutral bus, and a copper safety ground bus.

Low-Voltage  Transformers

The power distribution system will include 480V - 208Y/120V, 30, 4W step-down transformers that will provide 208Y/120V power branch circuit devices such as base building receptacles. All transformers will have continuous copper windings.

Grounding

Equipment  Grounding

All electrical systems will be properly grounded in accordance with Article 250 of the NEC to protect personnel and equipment and to meet applicable code requirements. All feeders and branch circuits will include their own dedicated, insulated copper grounding conductor. Under no circumstances will metal conduit of any kind, type, or length be utilized as an equipment grounding conductor.

Lighting  Systems

Atrium and Lobby

Minimum co e required lighting will be provided by the landlord in these spaces.

Electrical/Mechanical Rooms and Areas

Lighting fixtures located in electrical and/or mechanical areas will be 4 feet long, chain-hung, utility-type industrial fixtures with fluorescent lamps, type T5 or T8.

Exterior Lighting

Exterior lighting will be provided at each entry/exit into the building.

Exit and Egress Lighting

Egress and exit lighting will be designed to provide sufficient illumination and direction to allow personnel to safely exit the building in the event of a power failure or emergency condition.   During a loss of power, a minimum of one (1) foot candle at the floor level will be provided to allow for safe egress, as required by NFPA 101 (the applicable life safety code).

LED exit signs and egress (emergency) lighting fixtures will be located along the path of egress in accordance with good engineering practice for life safety and all applicable codes. Each exit sign and emergency lighting fixture will. have an integral emergency battery pack rated for 90 minutes of continuous operation in accordance with NFPA requirements.

ICON Building Connector
Project No. 11191	14 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

Lighting Controls

General Lighting Control Design Criteria - Atrium and Lobby

  Automatic lighting controls will be provided Atrium and lobby lighting via a digital, programmable lighting control system.

Electrical/Mechanical  Rooms and Areas

Lighting within electrical and mechanical rooms or areas will be controlled from a local wall switch within the room.

Fire Alarm System

General System Design Criteria

The building's new fire alarm system will be a fully addressable system that is comprised of various fire alarm signaling and notification devices such as manual pull stations, audible horns, visual strobes, combination horn/strobes, and smoke detectors. The main fire alarm control panel will be located in the main electrical room.  A fire alarm annunciator panel will be located at the main entrance into the building.

The fire alarm notification devices will be located in accordance with good engineering practice for life safety and applicable codes and will be ADA-compliant. Each device will be located to provide an adequate level of visual and/or audible notificaf1on to personnel.

Conduit Racewav Requirements

For fire alarm cabling to each wall or partition-mounted data device, a 3/4 inch conduit with an EMT grommet bushing and pull wire will be connected to junction box in the wall or partition and stubbed up to above the finished ceiling.

ICON Building Connector
Project No. 11191	15 of 15
© 2011 The Rock Brook Consulting Group

‘EXHIBIT‘A1b’

ATTACHMENT "A"

TO

SCOPE OF WORK 2 STORY CONNECTOR BUILDING

1.	Section 8 MISCELLANEOUS METALS: (a) Monumental Stair, Add Alternate $99,895; (b) Butt Glazed Railing System, Add Alternate $73,696.

2.	Section 16 Windows and Entrances: Add Alternate 3 sets 6'x8 entry doors at rear first floor $17,850.

3.	Section 17 Skylight: Add Alternate $109,599

4.	Rockbrook, Locker Room Exhaust, Add Alternate $7,738

5.	Rockbrook, Dishwasher Exhaust, Add Alternate $15,456 (includes ductwork)

6.	Rockbrook, Grease Exhaust, Add Alternate $16,920 (includes ductwork)

7.	Rockbrook, Natural Gas System, Add Alternate $2625 (excludes PECO charges)

8.	Roclkbrook, Grease Interceptor, Add Alternate $4,935 {installed prior to floor pour)

9.	Rockbrook, 1600 Amp Service, Add Alternate $5,000

10.	Rockbrook, 25 ton Fitness Unit, Unit to be installed as part of shell at a cost of $37,500 to Tenant

EXHIBIT 'A1c'

EXHIBIT 'A1C'

FRONT ELEVATION
REAR ELEVATION
DETAIL
PLAN CONSTRUCTION NOTES
BUILDING SECTION

d2 solutions inc.
interior design & planning

Icon Clinical Research

Proposed Connector Building Elevations and Section

A2.1

p1

EXHIBIT 'A1c'

EXHIBIT 'A1C'

ENLARGED FRONT ELEVATION
ELEVATION KEYNOTES
ENLARGED REAR ELEVATION

d2 solutions Inc.

Icon Clinical Research

Proposed Connector Building Elevations

A2.2

p2

EXHIBIT 'A1c'

EXHIBIT 'A1c'

PARTITION LEGEND
PLAN DEMOLITION LEGEND
PLAN CONSTRUCTION NOTES
FIRST FLOOR PLAN CONNECTOR

d2 solutions inc.
interior design & planning

Icon Clinical Research

Proposed Connector Building – First Floor Plan

A1.1

p3

EXHIBIT 'A1c'

EXHIBIT 'A1C'

PARTITION LEGEND
PLAN DEMOLITION LEGEND
PLAN CONSTRUCTION NOTES
SECOND FLOOR PLAN CONNECTOR

d2 solutions inc.

Icon Clinical Research

Proposed Connector Building – Second Floor Plan

A1.2

p4

EXHIBIT 'A1c'

EXHIBIT 'A1C'

SECOND FLOOR PLAN CONNECTOR
FIRST FLOOR PLAN CONNECTOR

d2 solutions inc.

Icon Clinical Research

Proposed Connector Building Floor Plans

A1.0

P5

EXHIBIT "A-2"

PROPERTY PLAN

EXHIBIT A-2

LEGEND
PREMISES
UNITS VII, IX & XI
CHURCH ROAD
FORE SITE
Land Services, Inc.
Condominium Plan
Pennbrook Business Center Condominium
1180 Church Road

EXHIBIT A-2

EXHIBIT "A-3"

SITE PLAN

EXHIBIT A-3

EXHIBIT A3

SKETCH PLAN C
ICON
PENNBROOK DEVELOPMENT PARTNERS
Richard C. Mast Associates, P.C.
RCMA
Graphic Scale

EXHIBIT "A-3L"

TENANT LOADING AREA

EXHIBIT A-3L

EXHIBIT 'A3L'

TENANT LOADING AREA
SKETCH PLAN C
ICON
PENNBROOK DEVELOPMENT PARTNERS
Richard C. Mast Associates, P.C.
RCMA
Graphic Scale
1"=80'
1 of 1

EXHIBIT "A-3V"

VACATED PARKING AREA

EXHIBIT A-3V

EXHIBIT 'A3V'

PARKING AREAS
TO BE VACATED
AT COMMENCEMENT
OF CONSTRUCTION
PENNBROCK PARKWAY WEST
CHURCH ROAD
Parking Summary
SKETCH PLAN C
ICON
PENNBROCK DEVELOPMENT PARTNERS
Richard C. Mast Associates, P.C.
Graphic Scale
1"=50'

EXHIBIT  "A-4"

TI PLANS

EXHIBIT A-4

EXHIBIT 'A4'

PACKAGE 3

PRELIMINARY
SPACE PLAN

IDCN
FIRST FLOOR

TP1.1

EXHIBIT 'A4'

PACKAGE 3

PRELIMINARY SPACE PLAN

ICON
SECOND FLOOR

TF1.2

D2

EXHIBIT 'A4'

PACKAGE 3

PRELIMINARY
SPACE PLAN

ICON
THIRD FLOOR

TF1.3

P3

EXHIBIT "B"

ARCHITECT'S SCHEDULE

EXHIBIT B

EXHIBIT "B"

ARCHITECT'S SCHEDULE

July 2nd - July-13th - Finalize Schematic Design  - COMPLETED

July 16th -Issue updated Schematic Drawings for GC Bid-(includes civil engineering site drawings - by Landlord) - COMPLETED

August 31st -Issue Structural Steel Drawings for final Pricing

September 3rd -Issue Foundation Drawings for Permitting

September 28th - Issue Core & Shell Architectural/Structural & Mechanical Drawings for Permit

October 26th -Issue Core & Shell Construction Drawings

EXHIBIT B

EXHIBIT "C"

BUILDING RULES

1.    As stated in the lease, Tenant shall not use the Premises as a "place of public accommodation" as defined in the Americans with Disabilities Act of 1990, and as interpreted by caselaw decisions rendered prior to January 1, 2006, which identifies the following categories into one or more of which a business must fall to be a "place of public accommodation":

a.	Places of lodging (examples: hotel, motel)

b.	Establishments serving food or drink (examples: bar, restaurant)

c.	Places of exhibition or entertainment (examples: motion picture house, theater, stadium, concert hall)

d.	Places of public gathering (examples: auditorium, convention center, lecture hall)

e.	Sales or rental establishments (examples: bakery, grocery store, hardware store, shopping center)

f.	Service establishments (examples: bank, laundromat, barber shop, funeral parlor, hospital, gas station, business offices such as lawyer, accountant, healthcare provider or insurance office)

g.	Stations used for specified public transportation (examples: bus terminal, depot)

h.	Places of public display or collection (examples: museum, library, gallery)

1.	Places of recreation (examples: park, zoo, amusement park)

J.	Social service center establishments (examples: day-care center, senior citizen center, homeless shelter, food bank, adoption agency)

k.	Places of exercise or recreation (examples: gym, health spa, bowling alley, golf course)

2.    Unless Tenant is the only occupant of the Building, any sidewalk or common lobby, passage or stairway shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises.  Unless Tenant is the only occupant of the Building, Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the reasonable judgment  of Landlord, shall be prejudicial to the safety, peace or character of the Property.  In no event shall Tenant cause the Building, or any sidewalk or common lobby, passage or stairway, to be obstructed or used in a manner in violation oflocal, state or federal codes, statutes or regulations.

       3.    The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no signs, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

4.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord's permission.

EXHIBIT C-1

5.    Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without  Landlord's prior written consent, any shades, blinds or curtains in the Premises.

6.    Without Landlord's prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. IfTenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings. Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the lease.

7.    Tenant shall surrender all keys and passes at the end of the Term.

8.    Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than seeing eye dogs in the company of their masters be brought into or kept to or about the Premises.

9.    Anything else in the Lease, as amended hereby, to the contrary notwithstanding, Tenant shall have the right, without Landlord's consent, to install electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices in the Building without obtaining Landlord's prior consent thereto; provided, that: (a) such installation shall be completed in compliance with all applicable laws and regulations; (b) upon Landlord's request, Tenant shall provide Landlord with plans delineating all material components of such installations; (c) absent Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed, all such installations shall be located within the risers and chutes within the Building provided for such purpose; (d) all wires installed by Tenant shall be tagged at the distributing boards and junction boxes to indicate the space within the Building serviced by them; and (e) no such installation shall interfere, in any material respect, with Landlord's maintenance and operation of the Building or Landlord's ability to lease any space in the Building not leased by Tenant to another tenant.

10.  Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

11.  The use of rooms as sleeping quarters is strictly prohibited at all times.

EXHIBIT C-2

12.  Tenant shall have the right, at Tenant's sole risk and responsibility, to use its proportional share of the parking spaces at the Property. Tenant shall comply with all parking regulations reasonably promulgated by Landlord from time to time for the orderly use of the vehicle parking areas. Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner's sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures reasonably implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under the Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

13.  If Landlord designates the Building as a non-smoking building and provides outdoor smoking area(s), Tenant and its Agents shall not smoke in the Building.

14.  If at Tenant's request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors to good working order and, at Landlord's request, locked.

15.  Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/ maintenance).

16. Tenant shall cause all of Tenant's Agents to comply with these Building Rules.

17.  Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord's reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this paragraph 17, given to Tenant, shall have the same force and effect as if originally made a part of the Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

18. These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants; provided, that such nonenforcement will constitute a waiver as to Tenant.

19. Tenant shall be deemed to have read these Building Rules and to have agreed to abide by them as a condition to Tenant's occupancy of the Premises.

EXHIBIT C-3

EXHIBIT "D"

ENVIRONMENTAL  QUESTIONNAIRE

EXHIBIT D

EXHIBIT "D"

Exhibit 4

CERTIFICATION OF COMPLIANCE
WITH AGREEMENT AND COVENANT NOT TO SUE

Certified mail
Regional Counsel
U.S. Environmental Protection Agency
1650 Arch Street
Philadelphia, PA  19103-2029

Re:           Certification of Compliance with Agreement and Covenant Not to Sue, Docket No.
North Penn 7 Superfund Site

In accordance with paragraph 25 of the Agreement and Covenant Not to Sue, Docket No. 0-01 (“Agreement”), the undersigned party (“Signator”) hereby notifies the U.S. Environmental Protection Agency (“EPA”) that it intends to (acquire an interest in) (lease) all or a portion of the real property that is the subject of the Agreement. The Agreement was originally entered into by and between EPA and Progress Lansdale Development Associates, L.P., Progress Lansdale Development Holdings, L.P., Progress Development I, L.P., NSALC Acquisitions, L.L.C., 1180 Church Road, Inc., Pennsylvania Real Estate Holdings, Inc., and Commonwealth of Pennsylvania State Employees Retirement System, and concerns the real property described in Exhibit I (the “Property”).

(Insert a paragraph which identifies: (1) the parties to the lease or sublease; (2) a description of the portion of the Property which is the subject of the lease or sublease; (3) the effective date and terms of the lease or sublease).

Signator acknowledges that it has reviewed the Agreement and any modifications and notices thereto, Pursuant to paragraph 26 of Section XI of the Agreement (Parties Bond/Transfer of Covenant), Signator hereby agrees and certifies that:

a.	Signator has not caused or contributed to the release or threat of realize of any amount of the Existing Contamination;

b.
Signator will not, over the course of any 12 month period, generate, use or store, without the express written consent of EPA (such consent not to be unrealistically withheld), any hazardous substance or extremely hazardous substance, as defined in 42 U.S.C. § § 9601(14), 11002(a), in an amount equal to or exceeding its reportable quantity as established by 42 U.S.C. § § 9602(a), 11002(a), at the portion of the Property which is the subject of the lease or sublease;

c.	Signator will not use the portion of the Property which is the subject of the lease or sublease in any manner that could cause or contribute to the migration or release of any Existing Contamination;

d.	Signator will permit access to the portion of the Property which is the subject of the lease or sublease as set forth in paragraph 12 of the Agreement;

e.	Signator will exercise due care at the Site and cooperate with EPA as set forth in paragraph 15 of the Agreement;

f.	Signator will not interfere with response actions taken on or around the Property; and

g.	Signator will be bound by and subject to the terms of the Agreement, and will act consistent with the terms of the Agreement.

EXHIBIT "D"

Upon submission of this letter to EPA, Signator shall have the rights and benefits set forth in Sections VIII (United States’ Covenant Not to Sue) and XVIII (Contribution Protection) of the Agreement will respect to the portion of the Property which is the subject of the lease or sublease. However, if at any time EPA determines that Signator’s certification is materially inaccurate or incomplete, the Covenant Not to Sue and Contribution Protection shall be null and void with respect to Signator, and the United States reserves all rights it may have against Signator.

Notices and submissions required under this Agreement that affect Signator’s interest in the Property shall be sent to the following contact persons for Signator:

(INSERT CONTACT INFORMATION)

So acknowledged and agreed:

________________________
________________________
Name and Title

________________________
Name of Business

________________________
Date

EXHIBIT "D"

August 20, 2002

George M. Danyliw, Manager
Department of Environmental Protection
Southeastern Regional Office
Environmental Cleanup Program
555 North Lane
Suite 6010, Lee Park
Conshohocken, PA  19428-2233

Re:           1180 Church Road Facility, North Penn 7, Montgomery County, PA –
Transfer Notice

Dear Sir:

In accordance with Paragraph 9 of that certain Prospective Purchaser Agreement – Consent Order and Agreement (the “Consent Order and Agreement”) dated May 24, 2000, regarding the 1180 Church Road Facility, North Penn 7 Site, Montgomery County, Pennsylvania, the Respondents (as defined in the Consent Order and Agreement) have agreed to transfer a portion of the above-referenced property to _______________ (the “Lessee”). Lessee will be occupying a portion of the property.

In connection therewith, the Lessee has made certain certifications as set forth in the enclosed certificate.

If you have any questions, please do not hesitate to contact the undersigned.

Sincerely,

Anthony P. Lordi

EXHIBIT "D"

CERTIFICATE

Reference is hereby made to that certain Prospective Purchaser Agreement – Consent Order and Agreement (the “Consent Order and Agreement”) dated May 24, 2000. In accordance therewith, _____________ (the “Lessee”) hereby certifies as follows:

1.	Lessee did not cause or contribute to, or is otherwise is liable for, any of the Existing Contamination (as defined in the Consent Order and Agreement) on the property.

2.	Lessee hereby agrees to all terms and conditions set forth in the Consent Order and Agreement, except for the payment required in Paragraph 3.

3.	The subject lease was executed on ______________, 2002 and accordingly, this notice is intended to comply with clause (3) of Paragraph 9 of the Consent Order and Agreement.

________________________________
Name:
Title:

EXHIBIT "E"

LEASE COMMENCEMENT  CERTIFICATE

The undersigned, as duly authorized officers and/or representatives of _____________________________________ ("Landlord") and ___________________________________  ("Tenant"), hereby agree as follows with respect to the Lease Agreement (the "Lease") between them for premises located at ________________________________________________________________________ (the "Premises"):

1.  Date of Lease:       ______________, _____

2.  Commencement Date:           ______________, _____

3.  Expiration Date:                     ______________, _____

4.  Rent and operating expenses due on or before the Commencement Date for the period from the Commencement Date until the first day of the next calendar month (not applicable if the Commencement Date is the first day of the calendar month):

Apportioned Minllnum Rent:                      $   _____
Apportioned Operating Expenses:             $   _____
TOTAL:                                                          $  _____

Thereafter regular monthly payments due in the following amounts until adjusted in accordance with the Lease:

Monthly Rent Installment:                           $  _____
Monthyl Operating Payment:                      $  _____
TOTAL MONTHLY PAYMENT:                $  _____

5.  The parties certify that, as of the date hereof, (a) the Lease is in full force and effect and has not been amended, (b) neither party has any offsets or defenses against the performance of any of its obligations under the Lease and (c) Landlord has Substantially Completed any improvements to be performed by Landlord in accordance with the Lease, excepting the Punch List items set forth on the Schedule attached hereto and initialed by Landlord and Tenant, if any.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed this Certificate as of ______________________________, _____.

LANDLORD:

By:

TENANT:

By:

EXHIBIT E

EXHIBIT "F"

INTENTIONALLY DELETED

EXHIBIT F

EXHIBIT "G"

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto, (the "Lease Documents") including the "Lease" therein described: all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the "Mortgagees") that as of the date hereof

1.           The information set forth in attached Schedule I is true and correct.

2.           Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule 1, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3.           To Tenant's knowledge, all conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4.           Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant's knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5.           Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6.           To Tenant's knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

7.           Except as expressly set forth in the Lease, there are no provisions for any, and Tenant has no options with respect to the Premises or all or any portion of the Property.

EXHIBIT G-1

8.   Except as set forth on Part M of Schedule 1, no action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

9.   The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Mortgagees will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors to interest.

10.         This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Mortgagees.

IN WITNESS WHEREOF, Tenant has executed this Certificate this _____ day of ____________________________, 20____.

Name of Tenant

By:

Title:

EXHIBIT G-2

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

LEASE DOCUMENTS, LEASE TERMS AND CURRENT STATUS

A.          Date of Lease:

B.          Parties:

              1.           Landlord:

              2.           Tenant d/b/a:

C.          Premises known as:

D.          Modifications, Assignments,  Supplements or Amendments to Lease:

E.           Commencement  Date:

F            Expiration of Current Term:

G.          Deleted:

H.          Security Deposit Paid to Landlord- $

I             Current Fixed Minimum Rent (Annualized): $

J             Current Additional Rent (Annualized): $

K.          Current Total Rent: $

L.           Square Feet Demised:

M.         Tenant's Bankruptcy or other Insolvency Actions:

SCHEDULE 1

EXHIBIT "H"

FORM OF
LEASE GUARANTY

LEASE AGREEMENT BY AND BETWEEN ICON CLINICAL RESEARCH, INC. AND PENNBROOKDEVELOPMENT PARTNERS 2100, L.P.,
DATED AUGUST_, 2012 (THE "LEASE")

ICON, pie,  a Dublin, Ireland corporation with an address in the United States at 2100 Pennbrook Parkway, Upper Gwynedd, Pennsylvania 19454, is the parent corporation of the Tenant, ICON Clinical Research, Inc., and shall benefit from the execution and fulfillment of the within Agreement of Lease. As an inducement to Landlord to enter into this Lease with Tenant, ICON, pie (hereinafter "Guarantor") guarantees all of Tenant's obligations pursuant to this Lease as hereinafter set forth. Guarantor acknowledges that Landlord is unwilling to enter into and deliver the Lease to Tenant unless Guarantor guarantees the full and timely performance and observance of all of the terms, covenants and conditions of the Lease to be performed by Tenant and its permitted successors and assigns.

Now, therefore, in consideration of, and as an inducement for, the execution and delivery of the Lease by Landlord to Tenant, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Guarantor hereby agrees as follows:

1.     Guarantor hereby guarantees to Landlord, and Landlord's heirs, executors, administrators and assigns, the full and prompt payment of all rents, additional rent, and any and all other sums and charges payable by Tenant, its successors and assigns, during the initial term under the Lease, and Guarantor hereby further guarantees the full and timely performance and observance of all the terms, covenants and conditions therein provided to be performed and observed by Tenant, its successors and assigns during the initial term under the Lease. Notwithstanding the foregoing, in no event shall Guarantor's total obligation or liability under this Guaranty be more than Fourteen Million Sixty-One Thousand Three Hundred Ninety Dollars (U.S.) ($14,061,390.00)  (the "Liability Limit").   The Liability Limit shall be reduced  as follows: (a) on the seventh anniversary of the Commencement Date (as defined in the Lease) to Ten Million Seven Hundred Thirty Thousand and One Hundred Ninety-Two Dollars (U.S.) ($10,730,192.00); (b) on the eighth anniversary of the Commencement Date to Seven Million One Hundred Eighty-Five Thousand Seven Hundred One Dollars (U.S.) ($7,185,701.00); and (c) on the ninth anniversary of the Commencement Date to Three Million Six Hundred Nine Thousand Eighty-Five Dollars (U.S.) ($3,609,085.00).

2.     If default shall at any time be made by Tenant, its successors or assigns, in the payment of any such rents, or if Tenant should default in the performance and observance of any of the tenns, covenants and conditions contained in  the Lease, Guarantor shall and will immediately pay  such rents  to  Landlord,  its  successors  and  assigns,  and  any arrears  thereof, subject, however, to any applicable grace periods provided to Tenant in the Lease; and shall and will immediately and faithfully perform and fulfill all such terms, covenants and conditions, subject, however, to any applicable grace periods provided to Tenant in the Lease, and shall pay to Landlord all damages that may arise in consequence of any default of Tenant, its successor or assigns, under the Lease, including, without limitation, reasonable attorney's fees and costs incurred by Landlord or caused by any such default and/or by the enforcement of this Guaranty. Notwithstanding the foregoing, Landlord shall not be entitled to seek damages from Guarantor resulting from an issue for which a court of competent jurisdiction has found Tenant not to be liable to Landlord; unless such finding is due to Tenant's insolvency or inability to pay.

EXHIBIT H-1

3.     This Guaranty is an absolute and unconditional Guaranty of payment and of performance. It shall be enforceable against the Guarantor, its successors and assigns, without the necessity for any suit or proceedings on Landlord's part of any kind or nature whatsoever against Tenant, its successors and assigns, and, except as herein or in the Lease otherwise specifically provided, without the necessity of any notice of non-payment, non-performance or non-observance or any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which the Guarantor  hereby  expressly waives; and the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no wise be terminated, affected, diminished or impaired by reason of the assertion or failure to assert by Landlord against Tenant, or against Tenant's successors or assigns, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

4.     This Guaranty shall be a continuing Guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants or conditions of the Lease by Landlord and Tenant, or by reason  of any extension of time that may be granted by Landlord to Tenant, its successors or assigns, or by reason of any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Tenant.

5.     All of the Landlord's rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

6.     Upon any event of default under the Lease, Landlord shall simultaneously send a copy of any such notice of default which it sends to Tenant under the Lease to the Guarantor, and Landlord shall permit the Guarantor to cure such default within the time period granted to Tenant under the Lease to cure the same, if any. Such notice shall be sent to the Guarantor at its address as set forth in the background to this Guaranty in accordance with the notice provisions of the Lease.

7.     The Guarantor agrees that any action or proceeding against him to enforce, or arising out of, this Guaranty may be commenced in the Court of Common Pleas of Montgomery County or in the United States District Court for the Eastern District of Pennsylvania and the Guarantor  waives  personal  service  of  process  and  agrees  that  a  summons  and  complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail to the address set forth above, as such address may be changed from time to time by written notice to the Landlord from such Guarantor. The Guarantor waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Guaranty, or any proceeding in any way arising out of or in connection with this Guaranty, and the Guarantor agrees that any such action or proceeding shall be tried before a court and not before a jury.

EXHIBIT H-2

8.     Notwithstanding any payments made or obligations performed by Guarantor by reason of this Guaranty, for so long as the Guarantor has any liability to Landlord outstanding hereunder, the Guarantor hereby subordinates to Landlord, and agrees to take no actions against Tenant on account of any and all rights it may have at any time (whether arising directly or indirectly, by operation oflaw, contract or otherwise); (a) to assert any claim against Tenant or any other person, or against any direct or indirect security, on account of payments made or obligations performed under or pursuant to this Guaranty, including, without limitation, any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity; or (b) to require the marshalling of any assets of Tenant, which right of marshalling might otherwise arise from payments made or obligations performed under or pursuant to this Guaranty, and any and all rights that would result in Guarantor being deemed a "creditor", under the United States Bankruptcy Code, of Tenant or any other person.

9.     Miscellaneous.

(a)     This Agreement shall bind the Guarantor and the Guarantor's successors and assigns, and shall inure to the benefit of the Landlord and Landlord's heirs, executors, administrators, successors and assigns.

(b)     This Agreement and the rights and obligations hereunder shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania.

(c)      Any provision hereof which is found by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate such provision to the extent it is not prohibited or unenforceable in any other jurisdiction, nor invalidate the other provisions hereof, all of which shall be liberally construed in favor of the Landlord in order to effect the provisions hereof.

(d)     This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended except by written agreement signed by the party against whom such modification or amendment is to be enforced.

EXHIBIT H-3

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed this _____ day of August, 2012.

GUARANTOR:
ICON, plc

By:
Name:
Title:

EXHIBIT H-4

EXHIBIT "I"

LETTER OF CREDIT

EXHIBIT I

SCHEDULE 2(aa)

DESCRIPTION OF EXISTING MORTGAGES

Open-End Mortgage and Security Agreement, dated November 30, 2006, between Patriarch I LP and Provident Life and Accident Company, encumbering 1700 Pennbrook and securing indebtedness in the original principal amount of $5,300,000.00

Open-End Mortgage and Security Agreement, dated February 14, 2008, between Pennbrook Development Partners 2100, LP and Provident Life and Accident Company, encumbering 2100 Pennbrook and securing indebtedness in the original principal amount of
$9,300,000.00.

SCHEDULE 2(aa)

SCHEDULE 2l(a)

IMPROVEMENTS TO BE REMOVED

Upon the termination of the Term, Tenant will be required to remove any Tenant improvements which are not considered normal office fit out. Based on the Preliminary TI Plans attached to this Lease as Exhibit A-4, the only improvements subject to removal are in the cafeteria and fitness areas of the Connector Building. The items to be removed generally include kitchen equipment, grease traps and vertical shafts and penetrations. In connection with such removal, Tenant required repairs will include capping of plumbing, removal of vertical shafts, removal of associated roof equipment and the repair of any floor or roof penetrations.

SCHEDULE 21(a)

AGREEMENT OF LEASE

Between

PENNBROOKDEVELOPMENT PARTNERS 2100, L.P.
("LANDLORD")

and

ICON CLINICAL RESEARCH, INC.
("TENANT")

for

[21001] PENNBROOK PARKWAY
Pennbrook Business Center Condominium
Lansdale, Pennsylvania

Dated: August_____, 2012